UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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Filed by a Party other than the Registrant	☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(3)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

GENTEX CORPORATION
__________________________________________________________________________________________________________________________________
(Name of Registrant as Specified In Its Charter)

__________________________________________________________________________________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(i) and 0-11

600 North Centennial Street
Zeeland, Michigan 49464

NOTICE OF 2022 ANNUAL MEETING OF SHAREHOLDERS

Date: May 19, 2022
Time: 4:30 PM E.T.
Place: Pinnacle Center
3330 Highland Drive
Hudsonville, Michigan

Dear Shareholder:

The Annual Meeting of the Shareholders ("Annual Meeting") of Gentex Corporation ("Company"), a Michigan corporation, will be held at The Pinnacle Center, 3330 Highland Drive, Hudsonville, Michigan, on Thursday, May 19, 2022, at 4:30 p.m. EDT, for the following purposes:

1.    To elect nine directors as set forth in the Proxy Statement.
2.    To ratify the appointment of Ernst & Young LLP as the Company’s auditors for the fiscal year ended
December 31, 2022.
3.    To approve, on an advisory basis, the compensation of the Company's named executive officers.
4.     To approve the 2022 Employee Stock Purchase Plan.
5.    To transact any other business that may properly come before the meeting, or any adjournment thereof.

Shareholders of record as of the close of business on March 21, 2022, are entitled to notice of, to attend, and to vote at the meeting and are being sent this Proxy Statement on or about April 8, 2022. We are pleased to offer multiple options for voting your shares. As detailed in the "Solicitation of Proxies" section of the Proxy Statement, you can vote your shares via the Internet, by telephone (1-800-690-6903), by mail, or by written ballot at the Annual Meeting. We encourage you to use the Internet to vote your shares as it is the most efficient method. If your shares are held in "street name," (that is held for your account by a broker or other nominee), you will receive instructions from the holder of record that you must follow for your shares to be voted.

Important Notice Regarding the Availability of Proxy Materials for
the Annual Meeting of Shareholders to be held on May 19, 2022

You are receiving this notice that the proxy materials for our 2022 Annual Meeting of Shareholders are available on the Internet. The following proxy materials can be found https://www.proxyvote.com:

Company's 2022 Proxy Statement;
Company's Annual Report to Shareholders for the year ended December 31, 2021; and
Proxy Card or Voting Instruction Form.
Whether or not you expect to be present at the meeting, you are urged to promptly vote your shares using one of the methods discussed above. If you do attend the meeting and wish to vote in person, you must withdraw your earlier-dated proxy as set forth in the Proxy Statement, and provide proof of ownership of Company shares as of the record date of March 21, 2022.
As of the time the Proxy Statement was finalized and printed, it is our intention to hold our Annual Meeting in person. However, we continue to be mindful of the coronavirus (COVID-19) circumstances and related government regulations and restrictions on public gatherings. We remain sensitive to the ongoing public health and travel concerns our shareholders may have and the protocols that federal, state, and local governments may continue to impose. In the event it is not possible or advisable to hold our Annual Meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting solely by means of remote communication. Please monitor our Annual Meeting website at http://ir.gentex.com for updated information. If you are planning to attend our Annual Meeting, please check the website prior to the meeting date. Thank you for your understanding.
As always, we encourage you to vote your shares online (https://www.proxyvote.com) or over the phone (1-800-690-6903) prior to the annual meeting.

BY ORDER OF THE BOARD OF DIRECTORS
    Scott Ryan
    Corporate Secretary

April 8, 2022

GENTEX CORPORATION

600 North Centennial Street
Zeeland, Michigan 49464

PROXY STATEMENT FOR ANNUAL MEETING
OF SHAREHOLDERS TO BE HELD MAY 19, 2022
QUESTIONS & ANSWERS

PROXY STATEMENT

What is a Proxy and a Proxy Statement?
The Company’s Board of Directors (the "Board") is soliciting proxies for the 2022 Annual Meeting. A proxy is your authorization for someone else to vote on your behalf in the way you want to vote and allows you to be represented at the Annual Meeting even if you are unable to attend. A Proxy Statement is the document the United States Securities and Exchange Commission ("SEC") requires and the Company provides to explain the matters you are being asked to vote on by proxy and to disclose certain relevant information.

On or about April 8, 2022, the Company mailed to shareholders of record as of March 21, 2022 (other than those who previously requested electronic delivery), a Notice of Internet Availability of Proxy Materials ("Notice") containing instructions on how to access the Proxy Statement and Annual Report for the year ended December 31, 2021. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. The Notice instructs you on how to electronically access and review all the proxy materials, and these materials are available at https://www.proxyvote.com and www.virtualshareholdermeeting.com/GNTX2021. The Notice also includes instructions about how you may request to receive proxy materials in printed form on a one-time or on-going basis.

What will I be voting on?

•Election of nine directors (see pages 7-9).

•Ratification of the appointment of Ernst & Young LLP as the Company’s auditors for the fiscal year ending December 31, 2022 (see page 42).

•Approval, on an advisory basis, of the compensation of the Company's named executive officers (see page 43).

•Approval of the 2022 Employee Stock Purchase Plan (see pages 43-45 and Appendix B).

The Board recommends a vote: FOR each of the nominees to the Board; FOR ratification of the appointment of Ernst & Young LLP as the Company’s auditors for the fiscal year ending December 31, 2022; FOR approval, on an advisory basis, of the compensation of the Company's named executive officers; and FOR the approval of the 2022 Employee Stock Purchase Plan.

How do I vote?

You can vote either in person at the Annual Meeting or by proxy without attending the Annual Meeting. We urge you to vote by proxy even if you plan to attend the Annual Meeting so that we will know as soon as possible that enough votes will be present for us to hold and conduct business at the meeting. If you attend the meeting and wish to vote in person, you must withdraw your earlier-dated proxy in accordance with this Proxy Statement and provide proof of ownership of Company shares as of the record date of March 21, 2022.

Please note that there are separate telephone and Internet arrangements, depending upon whether you are a holder of record (that is, if your shares are registered in your own name with the Company's transfer agent and you have possession of your stock certificate(s), or are in a direct registration system) or whether you hold your shares in "street name" (that is, if your shares are held for you by a broker or other nominee, in which case you are considered the beneficial owner).

Shareholders of record voting by proxy may use one of the following three options:
•Vote by Internet (log on to https://www.proxyvote.com and follow the directions there);
•Vote by toll-free telephone (1-800-690-6903 - instructions are on the Proxy Card or Voting Instruction Form); or

•Fill out the enclosed Proxy Card or Voting Instruction Form, sign it, and mail it.

If you hold your shares in "street name," please refer to the information forwarded by your broker or other nominee to see which options are available to you. Your broker or other nominee has enclosed or otherwise provided a Voting Instruction Form.

A beneficial owner who wants to cast a vote directly, rather than have a broker or other nominee do so, can either: become a registered owner; or ask the broker or nominee to execute a proxy on your behalf. You can become a registered owner by having your broker or other nominee "certificate" your position, in which case you will receive an actual certificate for your stock, or your share ownership can be moved into a direct registration system. Alternatively, you can check a box on the Voting Instruction Form indicating your plan to attend the meeting and to vote your shares directly, in which case your broker or other nominee should then send you your proxy. Please contact your broker or other nominee for more details.

The telephone and Internet voting facilities for shareholders of record will close at 11:59 p.m. EDT on May 18, 2022. The telephone and Internet voting procedures are designed to authenticate shareholders by the use of control numbers and to allow you to confirm that instructions have been properly recorded.

Can I change my vote?

Yes. At any time before your proxy is voted at the meeting, you may change your vote by:
•Revoking it by written notice to the Corporate Secretary at the address on the cover of the Proxy Statement;
•Delivering a later-dated proxy (including a telephone or Internet vote);
•Voting by telephone or Internet at a subsequent time; or
•Voting in person at the meeting.
If you hold your shares in "street name," please refer to the information forwarded by your broker or other nominee for procedures on revoking or changing your Proxy.

How many votes do I have?

You will have one vote for every share of common stock that you owned on March 21, 2022.

How many shares are entitled to vote?

There were 235,036,945 shares of the Company common stock outstanding as of March 21 2022, and, accordingly, entitled to vote at the meeting. Each share is entitled to one vote.

How many votes must be present to hold the meeting?

The record date is March 21, 2022, and was established by the Board as required. Under the Company’s Bylaws, a majority of all of the voting shares of the capital stock issued and outstanding as of March 21, 2022, must be present in person or by proxy to hold the Annual Meeting.

What if I do not vote for some or all the matters listed on my Proxy Card or Voting Instruction Form?

If you return a Proxy Card or Voting Instruction Form without indicating your vote for some or all of the matters, if permissible, your shares will be voted as follows for any matter you did not vote on:

•For the approval of the director nominees to the Board listed on the card.
•For ratification of Ernst & Young LLP as the Company’s auditors for the fiscal year ended December 31, 2022.
•For the approval, on an advisory basis, of the compensation of the Company's named executive officers.
•For the approval of the 2022 Employee Stock Purchase Plan.

How many votes are needed for the approval of items upon which the shareholders are being asked to vote?

•Under Michigan law, the nine nominees for director will be elected by a plurality of the votes cast. Notwithstanding the foregoing, the Company's Bylaws provide that if a director is elected by less than a majority of the votes cast, then such director shall promptly tender his or her resignation by written notice to the Board.
•Ratification of Ernst & Young LLP as the Company's auditors for the fiscal year ended December 31, 2022, is by a majority of votes cast.

•The proposal to approve the compensation of the Company's named executive officers is advisory and the Board will take such votes into account when considering future actions.
•The proposal to approve the 2022 Employee Stock Purchase Plan must be approved by a majority of votes cast.

What if I vote to "abstain?"

A vote to "abstain" will have no effect on the outcome related to the election of the directors, the ratification of Ernst & Young LLP as the Company's auditors, or on the 2022 Employee Stock Purchase Plan. A vote to abstain with respect to approval of named executive officer compensation will be taken into account by the Board in determining future action.

What if I do not return my Proxy Card or Voting Instruction Form and do not attend the Annual Meeting?

If you are a holder of record and you do not vote your shares, your shares will not be voted. If you hold your shares in "street name," and you do not give your broker or other nominee specific voting instructions for your shares, your broker or other nominee may not be permitted to exercise voting discretion with respect to certain matters to be acted upon.

If you do not give your record holder specific voting instructions and your record holder does not vote on the matters to be voted upon, the votes will be "broker non-votes." "Broker non-votes" will have no effect on the vote for the election of directors or the other matters to be voted upon as set forth in this Proxy Statement as they are treated as present for purposes of determining the existence of a quorum, but not as shares present and voting on any specific proposal.

Is my vote confidential?

Proxy instructions, ballots, and voting tabulations that identify individual shareholders are handled in a manner that protects your individual voting privacy. Your individual vote will not be disclosed either within the Company or to third parties, except:

•as necessary to meet applicable legal requirements;
•to allow for the tabulation of votes and certification of the vote; or
•to facilitate successful proxy solicitation by our Board.

Occasionally, shareholders provide written comments on their Proxy Cards or Voting Instruction Forms which are then forwarded to the Company’s management.

How can I receive a copy of the Company’s Form 10-K?
You can obtain, free of charge, a copy of our Form 10-K for the year ended December 31, 2021, which we recently filed with the Securities and Exchange Commission, by writing to:

Corporate Secretary
Gentex Corporation
600 North Centennial Street
Zeeland, Michigan 49464

You can also obtain a copy of the Company’s Form 10-K and other periodic filings with the Securities and Exchange Commission (SEC) on the Company’s web site under the heading "SEC Filings" at: http://ir.gentex.com.

The Company’s Form 10-K and other SEC filings mentioned above are also available from the SEC’s EDGAR database at http://www.sec.gov.

Can I otherwise access the Company’s proxy materials and Annual Report?

The proxy materials are also available on the Company’s website at: http://ir.gentex.com

What is "householding of proxy materials?"

Only one Notice will be sent to multiple shareholders sharing a single address, unless the Company has received instructions to the contrary from one or more shareholders. If a single copy of the Notice was delivered to an address that you share with another shareholder, and you prefer to receive additional copies, send your request to the Corporate Secretary (at 600 North Centennial Street, Zeeland, Michigan 49464, 616-772-1800), and we will promptly deliver a separate copy.

BUSINESS HIGHLIGHTS

In 2021, net sales for the Company increased by 3% compared to net sales in 2020 despite lower than forecasted global vehicle production rates, supply chain shortages, and continuing impacts of the COVID-19 pandemic. Highlights below include (in thousands, except per share data):

	2021	2020	2019
Net Sales	$1,731,170	$1,688,189	$1,858,897
Operating Income	$409,782	$399,556	$488,538
Net Income	$360,797	$347,564	$424,684
Earnings Per Share (Fully Diluted)	$1.50	$1.41	$1.66
Cash Dividends Declared Per Common Share	$0.48	$0.48	$0.46
Total Assets	$2,131,391	$2,197,941	$2,168,803

SOLICITATION OF PROXIES

This Proxy Statement is being furnished on or about April 8, 2022 to the shareholders of Gentex Corporation as of the record date, March 21, 2022, in connection with the solicitation by the Board of proxies to be used at the Annual Meeting to be held on Thursday, May 19, 2022, at 4:30 p.m. EDT, at The Pinnacle Center, 3330 Highland Drive, Hudsonville, Michigan 49426.

Each shareholder as of the record date, as an owner of the Company, is entitled to vote on matters to come before the Annual Meeting. The use of a proxy allows a shareholder of the Company to be represented at the Annual Meeting even if the shareholder is unable to attend in person.

There are four ways to vote your shares:

1)By Internet at https://www.proxyvote.com. We encourage you to vote this way.
2)By toll-free telephone (1-800-690-6903)
3)By completing and mailing your Proxy Card or Voting Instruction Form
4)By written ballot at the Annual Meeting

If the form of proxy accompanying this Proxy Statement is properly executed using any of the methods described above, the shares represented by the proxy will be voted at the Annual Meeting and at any adjournment of the meeting. Where shareholders specify a choice, the proxy will be voted as specified. If no choice is specified, the shares represented by proxy will be voted: FOR the election of all nominees named in the Proxy Statement; FOR ratification of Ernst & Young LLP as the Company’s auditors for the fiscal year ending December 31, 2022; FOR approval, on an advisory basis, of the compensation of the Company's named executive officers; and FOR approval of the 2022 Employee Stock Purchase Plan. These proposals are described in this Proxy Statement. A proxy may be revoked prior to its exercise by (1) delivering a written notice of revocation to the Corporate Secretary, (2) delivery of a later-dated proxy, including a telephone or Internet vote, or (3) attending the meeting and voting in person, as discussed above.

VOTING SECURITIES AND RECORD DATE

March 2, 2022, has been fixed by the Board as the record date for determining shareholders entitled to vote at the Annual Meeting. On that date, 235,036,945 shares of the Company’s common stock, par value $.06 per share, were issued and outstanding. Shareholders are entitled to one vote for each share of the Company’s common stock registered in their names at the close of business on the record date. Abstentions and broker non-votes are counted for the purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions and broker non-votes are not, however, counted in tabulations of votes cast on matters presented to shareholders, though the Board will consider abstentions in determining future actions.

ELECTION OF DIRECTORS

The Company’s Restated Articles of Incorporation specify that the Board shall consist of at least six, but not more than nine members, with the exact number to be determined by the Board. The Board has currently set the number of directors at nine. The Restated Articles of Incorporation state that directors shall be elected annually for terms expiring at the next annual meeting of shareholders.

Of the nine current members on the Company's Board, eight of them qualify as "independent directors" as determined in accordance with the current listing standards of The NASDAQ Global Select Market ("NASDAQ"). Based on these current NASDAQ listing standards, the Company’s Board has identified and affirmatively determined the following directors have no material relationships with the Company other than as a director and are independent: Leslie Brown, Gary Goode, James Hollars, Richard Schaum, Kathleen Starkoff, Brian Walker, James Wallace, and Ling Zang. In making its independence determinations, the Board considered: the former employment of Mr. Hollars at the Company and the former consulting arrangement with Vaporsens and Dr. Zang which ended prior to the Company's acquisition of Vaporsens in April, 2020. The Board determined that these circumstances do not interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Steve Downing, President and CEO of the Company, does not qualify as independent under the applicable standards. Mr. Wallace, current chair of the Board, is not standing for re-election.

Each of the current Board members have been determined to meet the required experience and qualifications set forth in the Company's Position Profile: Member of the Board of Directors, including, among them, high levels of personal and professional integrity, distinguished management careers, and the demonstrated ability to work effectively as Board members. Combined with the other desirable characteristics and experience of such individuals, these individuals have the experience, qualifications, attributes, and/or skills (which are described below) which have made them valued directors. Though Mr. Wallace is not standing for re-election, the Nominating and Corporate Governance Committee has recommended the other incumbent directors, along with Mr. Joseph Anderson, to the Board for nomination for election to the Board. The Nominating and Corporate Governance Committee became aware of Mr. Anderson as a candidate through pre-existing relationships. The Nominating and Corporate Governance Committee has concluded such individuals should be nominated for election to the Board, based on qualifications and contributions of such incumbent directors and based on Mr. Anderson's: background; professional and personal integrity; distinguished management career; and perceived ability to work effectively with the Board. If elected, the Board has affirmatively determined Mr. Anderson will qualify as an "independent director" as determined in accordance with the current listing standards of NASDAQ, since Mr. Anderson has no material relationships with the Company other than as a director nominee.

The terms of all current Board members will expire upon the election of the directors to be elected at the 2022 Annual Meeting. Based on the foregoing, the Board has (upon the recommendation of the Company's Nominating and Corporate Governance Committee) nominated Joseph Anderson, Leslie Brown, Steve Downing, Gary Goode, James Hollars, Richard Schaum, Kathleen Starkoff, Brian Walker, and Ling Zang for election as directors at the Annual Meeting, each to serve a one-year term expiring in 2023. The Nominating and Corporate Governance Committee continues to avail itself of a variety of resources in its efforts to identify qualified and diverse candidates. Candidates are sought not only in traditional corporate environments, but also other environments such as government, academia, private enterprise, nonprofit organizations, and a variety of professions. In order to promote diversity, the Nominating and Corporate Governance Committee is: willing to consider exceptions to the Board Attendance and Overboarding Policy; considering search firms with a track record of identifying qualified, diverse director candidates; as appropriate, seeking to engage with organizations representing the interests of women and minorities; and periodically reviewing its processes and procedures to ensure there are no structural impediments to increasing Board diversity. The Board continues to build a pool of diverse candidates and the Board's diversity has increased because of these actions. The Nominating and Corporate Governance Committee seeks to ensure diverse candidates are considered and interviewed for any open Board seat(s). The Board believes its diversity will continue to increase as a result of the foregoing approach taken by the Nominating and Corporate Governance Committee.

Unless otherwise specifically directed by a shareholder’s marking on the Proxy Card or Voting Instruction Form, or in directions given either via the Internet or telephone, the persons named as proxy voters in the accompanying proxy will vote for the nominees described above and below. If any of these nominees becomes unavailable, which is not now anticipated, the Board may designate a substitute nominee, under the recommendation of the Nominating and Corporate Governance Committee, in which case the accompanying proxy will be voted for the substituted nominee. Proxies cannot be voted for a greater number of persons than the number of nominees named.

Under the Michigan Business Corporation Act, a plurality of votes cast by shareholders at the meeting is required to elect directors of the Company under Michigan law. Accordingly, the nominees who receive the largest number of affirmative votes will be elected, regardless of the number of votes received. Notwithstanding the foregoing, the Company amended its Bylaws to provide that if a director is elected by less than a majority of the votes cast, then such director shall promptly tender his or her resignation by written notice to the Board. Each of the nominees has agreed to tender his or her resignation from the Board in writing to the Board if he or she is not elected by a majority of votes cast. Broker non-votes and votes withheld will not have a bearing on the outcome of the election (though the Nominating and Corporate Governance Committee and Board will consider abstentions in making future nominations). Votes will be counted by Inspectors of Election appointed by the presiding officer at the Annual Meeting.

The Board recommends a vote FOR the election of all persons nominated by the Board.

The content of the following table relating to age and business experience is based upon information furnished to the Company by the nominees and directors, as of February 17, 2022.

Incumbent Director Nominees
Name (Age) and Position	Business Experience
Nominees for Terms to Expire in 2023
Mr. Joseph Anderson (79) New Director Nominee
Joseph Anderson is the majority owner, Chairman and CEO of TAG Holdings, LLC which owns several manufacturing, service, and technology-based companies currently based in North America. He graduated from West Point with a Bachelor of Science Degree in Math and Engineering, and holds two master’s degrees from the University of California, Los Angeles. He has been awarded Honorary Doctoral degrees from Kettering University and Central Michigan University, and the Distinguished Graduate Award from West Point. Mr. Anderson attended the Army’s Command and General Staff College and is a graduate of the Harvard Advanced Management Program. During his career in the military, Mr. Anderson commanded troops as an infantry officer in the 82nd Airborne Division and served two tours of duty with the 1st Cavalry Division in Vietnam. Mr. Anderson’s military awards include two silver stars, five bronze stars, three Army Commendation Medals, and eleven Air Medals. He was selected to be a White House Fellow and worked as Special Assistant to Secretary of Commerce, Juanita Kreps, until beginning his career with General Motors. While at GM, Mr. Anderson progressed through several manufacturing and leadership roles before being appointed General Director of the Body Hardware Business Unit, a business unit with 7,000 employees and revenue of $1 billion. After 13 years of service, Mr. Anderson resigned from GM to become President and Chief Executive Officer of a privately held company, where he worked to acquire, grow, and sell businesses globally within the automotive, heavy equipment, aerospace and defense markets. He is a past chairman of the U.S. Department of Commerce Manufacturing Council, and has served on multiple local and national boards, in addition to having been the immediate past Chairman of the Federal Reserve Bank of Chicago-Detroit Branch. His community involvement includes Chairman of the Board of the National Recreation Foundation, the Horizons Upward Bound Advisory Board and the University of Michigan-Dearborn Executive Leaders Advocacy Group. Mr. Anderson has been affirmatively identified as an independent director if elected to the Board.

Incumbent Director Nominees
Name (Age) and Position	Business Experience
Nominees for Terms to Expire in 2023
Ms. Leslie Brown (68) Director since 2016	Ms. Brown, since 2003, is the owner and chairperson of Metal Flow Corporation, a Holland, Michigan, based high volume producer of technically sophisticated custom metal (of various varieties) components through deep draw processes. Including operations in China, Metal Flow Corporation globally ships over one million parts daily for a variety of automotive applications, including airbags, decorative trim, emissions, fuel handling, sensors, and solenoids. As such, Ms. Brown has a significant understanding of, and experience with, challenges faced by manufacturing companies that supply the global automotive industry. In addition to her years of experience as an entrepreneurial automotive supplier, as a prominent local businesswoman serving on a variety of community organization boards of directors (including as chairperson of the Holland Hospital Board), Ms. Brown has demonstrated a high degree of professionalism and personal integrity. Ms. Brown offers insight and perspective especially in terms of developing and maintaining an entrepreneurial team. Ms. Brown has been affirmatively identified as an independent director by the Board. She serves on the Company's Nominating and Corporate Governance Committee.

Mr. Steve Downing (44) Director since 2020
Mr. Downing was elected Chief Executive Officer of the Company effective as of January 1, 2018. He has been employed by the Company since 2002. Prior to being elected Chief Executive Officer, he served as President and Chief Operating Officer from August 2017 to December 2017, as Senior Vice President and Chief Financial Officer from June 2015 to August 2017, and as Vice President of Finance and Chief Financial Officer from May 2013 to June 2015. He served in a variety of roles before that time. During his tenure with the Company, Mr. Downing has collected a vast wealth of knowledge and experience with respect to the Company and the industries in which it operates. Mr. Downing's thorough understanding of the Company's industries, familiarity with the Company's entrepreneurial culture, ability to build and lead a cohesive management team, and demonstrated work with the Board make him an appropriate Board member.

Mr. Gary Goode (76) Director since 2002
Mr. Goode is the Chairman of Titan Distribution LLC, an Elkhart, Indiana company, that offers consulting and distribution services related to structural adhesives, and has held that position since 2004. He was previously employed at Arthur Andersen LLP for 29 years, including 11 years as the managing partner of its West Michigan practice, until his retirement in 2001. As an audit committee financial expert, Mr. Goode provides the Board with financial reporting and accounting expertise. His many years of public accounting experience provided Mr. Goode the opportunity to work with a great variety of small and large companies, including public companies, in a broad array of industries (including automotive and technology companies). Such experience allows Mr. Goode to provide excellent perspective to the Board. Mr. Goode has been affirmatively identified as an independent director by the Board and as an audit committee financial expert. He is Chair of the Company's Audit Committee and serves on the Company's Compensation and Nominating and Corporate Governance Committees.

Mr. James Hollars (77) Director since 2014	Mr. Hollars currently serves as a license partner of Engel & Volkers, a global company and lifestyle brand providing high quality services to those seeking to buy and sell real estate and has so served for more than five years. Prior to that, he served as the Senior Vice President - Sales of the Company from 1999 to 2009. Mr. Hollars maintains an exceptional understanding of the sales process for suppliers to automotive OEMs, especially in Europe which continues to be an important geographic market for the Company. Mr. Hollars offers the Board unique insight into the decision-making process of automotive customers in regards to sourcing. His familiarity with the Company's core business principles and what it takes to work in an entrepreneurial environment allow him to understand the Company more fully. Mr. Hollars has been affirmatively identified as an independent director by the Board.
Mr. Richard Schaum (75) Director since 2011	Mr. Schaum has been General Manager of 3rd Horizon Associates LLC, a technology assessment and development company, since May 2003. From October 2003 until June 2005, he was Vice President and General Manager of Vehicle Systems for WaveCrest Laboratories, Inc., a startup company involved in the commercialization of proprietary electric propulsion systems. Prior to that, for more than thirty years, he was with DaimlerChrysler Corporation, and its predecessor, Chrysler Corporation, serving in various positions including Executive Vice President, Product Development, and General Manager of Powertrain Operations, a $7 billion business with 11 plants and 23,000 employees. Mr. Schaum is a fellow of the Society of Automotive Engineers and served as its Chairman and President from 2007 to 2008. He has also previously served on the Board of Directors of BorgWarner, Inc. and Sterling Construction Co. Mr. Schaum has been affirmatively identified as an independent director by the Board. He is Chair of the Company's Compensation Committee and serves on the Company's Audit Committee.
Ms. Kathleen Starkoff (64) Director since 2018	Ms. Starkoff is the President and CEO of Orange Star Consulting, a Columbus, Ohio based information technology consulting firm. She has served in that role since 2013. Prior to that, Ms. Starkoff was Chief Information Officer at the Ohio State University from 2008-2013. Before that, she served as Chief Technology Officer and Group Vice President of Limited Brands (now L Brands), a global retailer that includes Bath & Body Works. She also served as Chief Technology Officer and Senior Vice President of BankOne Corporation (now JPMorgan Chase). As such, Ms. Starkoff provides the Board with significant information technology and enterprise risk management expertise, including in the public company context. In addition, she has significant private and nonprofit board experience and has been recognized by the National Association of Corporate Directors (“NACD”) as both a “Leadership Fellow,” and a featured cyber-security expert. Ms. Starkoff has been affirmatively identified as an independent director by the Board. Ms. Starkoff serves on the Company's Audit Committee.
Mr. Brian Walker (60) Director since 2018
Mr. Walker is currently Partner- Strategic Operations with Huron Capital a mid market Private Equity Firm. Prior to joining Huron Capital, Mr Walker served as President and CEO of Herman Miller, Inc., a company involved in the research, design, manufacture, selling, and distribution of office furniture systems, seating products, and other free-standing furniture elements. Mr. Walker worked at Herman Miller, Inc. for 29 years in a variety of capacities, including Chief Operating Officer, Chief Financial Officer, and Executive Vice President. Mr. Walker serves as a member of the Board of Directors of Universal Forest Products, where he serves as Chair of the Audit Committee. Mr Walker has served as a board member for a number of public and private companies. The Company is pleased to have access to Mr. Walker's executive experience and financial expertise in public company settings, along with his international business experience, his experience on corporate boards and his keen understanding of challenges public companies face in West Michigan. Mr. Walker is a Certified Public Accountant, and he serves on the Company’s Audit Committee. He has been affirmatively identified as an independent director by the Board.

Dr. Ling Zang (53) Director since 2021	Dr. Zang is a professor at the University of Utah affiliated with the Department of Materials science and Engineering. He is also the Director of the Utah Center for Interfacial Sciences, Nano Institute of Utah. He is a Fellow of the National Academy of Inventors, and was previously an Alexander von Humboldt Fellow, NSF CAREER Award winner, and K. C. Wong Foundation Research Fellow. Dr. Zang earned his B.S. in physical chemistry from Tsinghua University and Ph.D. in chemistry from the Chinese Academy of Sciences. Dr. Zang’s research focuses on nanoscale imaging and molecular probing, organic semiconductors and nanostructures, optoelectronic sensors and nanodevices, and photocatalysis and photovoltaics for conversion of solar energy, with the goal to achieve practical applications in the areas of public safety, renewable energy and environmental protection. Dr. Zang has been awarded with various federal grants (from NSF, DHS, DOE/ARPA-E, NASA, etc.) to support his broad range of research in nanoscience and nanotechnology. More than 25 patent applications have been filed from Dr. Zang’s lab. Dr. Zang also founded Metallosensors, Inc. and Vaporsens (though his consulting relationship with Vaporsens terminated prior thereto). The Board of Directors is excited to welcome Dr. Zang to the Board and believes Dr. Zang will be a real asset. Dr. Zang’s background, education, and research complement the Company’s vision and focus on continuing to be a technology Company. Dr. Zang’s experience in academia as well as his vast understanding of how to bring technology from a laboratory environment into commercialization will serve the Board well. Dr. Zang has been affirmatively identified as an independent director by the Board.

COMMON STOCK OWNERSHIP OF MANAGEMENT

The following table contains information with respect to ownership of the Company’s common stock by all directors, nominees for election as directors, executive officers named in the tables under the caption "EXECUTIVE COMPENSATION," current named executive officers, and all directors and such executive officers as a group. The content of this table is based upon information supplied by the Company’s named executive officers, directors and nominees for election as directors, and represents the Company’s understanding of circumstances in existence as of March 1, 2022.

Name of Beneficial Owner	Amount and Nature of Ownership		Percent of Class
	Shares Beneficially Owned (1)	Exercisable Options (2)
Joseph Anderson	0	0	*
Neil Boehm	30,448	16,242	*
Leslie Brown	14,309	21,000	*
Matthew Chiodo	26,412	30,000	*
Steve Downing	107,641	118,730	*
Gary Goode	27,309	14,000	*
James Hollars	39,649	28,000	*
Kevin Nash	21,732	33,776	*
Scott Ryan	17,425	29,580	*
Richard Schaum	38,869	54,000	*
Kathleen Starkoff	12,309	4,430	*
Brian Walker	11,309	3,510	*
James Wallace	28,709	14,000	*
Dr. Ling Zang	11,138	0	*
All directors and executive officers as a group (14 Persons)	387,259	367,268	*

* Less than one percent.

(1)Except as otherwise indicated by footnote, each named person claims sole voting and investment power with respect to the shares indicated.
(2)This column reflects shares subject to options exercisable within 60 days, and these shares are included in the column captioned "Shares Beneficially Owned."

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table contains information with respect to ownership of the Company’s common stock by persons or entities that are beneficial owners of more than five percent of the Company’s voting securities as of December 31, 2021.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
The Vanguard Group 100 Vanguard Boulevard Malvern, PA 19355	23,944,606	10.1%
Black Rock Inc. 55 East 52nd Street, New York, NY 10022	20,799,366	8.8%

CORPORATE GOVERNANCE

The Company operates within a comprehensive plan of corporate governance set forth in the Gentex Corporation Corporate Governance Guidelines (*) as adopted for the purpose of defining responsibilities, setting high standards of professionalism and personal conduct, and assuring compliance with such responsibilities and standards. The Company regularly monitors developments in the area of corporate governance.

The Board has an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee, and, in accordance with the Company's Bylaws, may appoint other committees from time to time. Each standing committee has a written charter. All such charters, as well as any documents marked with an asterisk (*) in this Proxy Statement, are available under the headings, "Corporate Governance", then "Documents & Charters" on the Company’s web site at http://ir.gentex.com. A hard copy of any of these documents will be provided to any shareholder who submits a request in writing to the Corporate Secretary, Gentex Corporation, 600 North Centennial Street, Zeeland, MI 49464.

Each member of the Board is expected to abide by the Gentex Corporation Board Attendance and Overboarding Policy (*), unless an exception thereto has been approved by the Board. That includes the expectation to attend all meetings of the Board, all applicable committee meetings, and each annual meeting of shareholders. All the members of the Board attended the 2021 Annual Meeting, which was held virtually due to the COVID-19 pandemic. Each of the current members of the Board, including all nominees for the Board, is expected to attend the 2022 Annual Meeting. During 2021, the Board held four Board meetings. All directors then serving attended at least 75 percent of the aggregate number of meetings of the Board and Board committees on which they served.

Responsiveness to Shareholders

•The fact that the Company has declassified its Board and implemented majority voting for directors (in the form of a director resignation Bylaw) in response to shareholder proposals, as well as allowing its shareholder rights plan (poison pill) to expire, demonstrates responsiveness to expressed shareholder concerns. In fact, implementation of majority voting for directors (in the form of a director resignation Bylaw) was done with the input and concurrence of the shareholder proponent as to form of adoption of the same.
•The Company also implemented a Lead Independent Director Policy (*) to address concerns raised by shareholders when the Company had a non-independent Chair of the Board, again demonstrating its commitment to good corporate governance and ongoing engagement with shareholders.
•The Company has added a Sustainability section to its website (which is updated periodically) and publishes a Sustainability Report annually that provides short and long term sustainability goals, key information regarding progress that the Company is making for sustainability initiatives, and key information about the Company's diversity, equity and inclusion (DE&I) efforts and human capital management.
•The Company has added additional diversity considerations to its director nominating policies in response to suggestions from shareholders. Such diversity considerations, along with the actual practices of the Nominating and Corporate Governance Committee, have led to a broader and more diverse director candidate pool and a more diverse Board.

Board of Directors Leadership Structure

•James Wallace serves as the independent Chair of the Board, but is not standing for re-election. Pending the results of the Annual Meeting of Shareholders, Mr. Schaum, an independent director, is expected to be elected by the Board as its Chair.
•The Company acknowledges that independent board leadership is important, and the independent directors will continue to meet outside of the presence of management.
•Even with an independent Chair of the Board, the Company remains of the belief that it is important that the Board have flexibility to determine the most qualified person to serve as Board Chair, rather than unduly impairing such flexibility with any policy requiring an independent Chair of the Board.
•While the Board now has an independent Chair, and it is expected the next Chair will be independent, alleviating the need for a Lead Director, the Lead Independent Director Policy remains in place to continue to provide the Board appropriate flexibility.
•The Board, and each standing committee of the Board, undertake annual self-evaluations which include: written evaluations; collection of relevant information; summary and review of the same by the Board and each committee; and the opportunity for peer review and for each director to comment thereupon. This process has helped inform the Board in regard to existing director qualifications, skills, attributes, and experience and those needed for the future.

Audit Committee

•The Company’s Audit Committee currently includes Mr. Goode (Chair), Mr. Schaum, Ms. Starkoff, and Mr. Walker.
•The Audit Committee met six times during the fiscal year ended December 31, 2021. Information regarding the functions performed by the Committee is set forth in the following "Report of the Audit Committee."
•The Board has affirmatively determined that all members of the Audit Committee meet the appropriate tests for independence, including those set forth in the NASDAQ Stock Market Rules.
•All Audit Committee members possess the required level of financial literacy and the Board has determined that at least one member of the Audit Committee, Mr. Goode, meets the current standard of audit committee financial expert as required by the Sarbanes-Oxley Act.
•The Audit Committee operates pursuant to the Gentex Corporation Audit Committee Charter (*).
•The Company’s independent auditors are engaged by and report directly to the Audit Committee and the Audit Committee is actively engaged in selecting the audit engagement partner.
•The Audit Committee, consistent with the Sarbanes-Oxley Act and the rules adopted thereunder, meets with management and the auditors prior to the filing of officer certifications with the SEC to receive information concerning, among other things, any significant deficiencies or material weaknesses in the design or operation of internal controls.
•The Audit Committee’s policy regarding the pre-approval of audit and non-audit services provided by the Company’s independent auditors is outlined in a document called "Revised Audit Committee Procedures for Approval of Audit and Non-Audit Services by Independent Auditors" (*), which is attached as Appendix A to this Proxy Statement.
•The Audit Committee reviews and discusses with the Company's independent auditors all relationships the independent auditor has with the Company so as to be able to determine the auditor's objectivity and independence.
•The Audit Committee has adopted a policy titled "Complaint Submission and Handling Policy" (*), to enable confidential and anonymous reporting to the Audit Committee and to the Company as appropriate.
•The Audit Committee reviews and approves all related-party transactions in accordance with the Audit Committee Charter. This review and approval covers all manners of related-party transactions, which are viewed in light of applicable disclosure requirements, independence standards for directors, and applicable Company codes and policies.

Compensation Committee

•The Company’s Compensation Committee currently includes Mr. Schaum (Chair), Mr. Goode, and Mr. Wallace.
•The Compensation Committee met three times during the fiscal year ended December 31, 2021. The Compensation Committee is responsible for administering all of the Company’s incentive plans and other compensation arrangements for executive officers of the Company. Information regarding functions performed by the Committee is set forth in the following "Compensation Committee Report."
•The Board has affirmatively determined that all members of the Compensation Committee meet the appropriate tests for independence, including those set forth in the NASDAQ Stock Market Rules.
•The Compensation Committee operates pursuant to the Gentex Corporation Compensation Committee Charter (*).
•More information regarding the scope of authority of the Compensation Committee, any delegation of its authority, and the role of executive officers is set forth in the "Compensation Discussion and Analysis" below.
•The Compensation Committee has authority under the Compensation Committee Charter to obtain the advice of compensation consultants. In the last year, consistent with the Compensation Committee Charter, the Compensation Committee retained an independent compensation consultant, Mercer (US) Inc. ("Mercer") to advise on certain compensation matters. Mercer's engagement has included: an ongoing assessment of the Company's existing compensation program; a competitive analysis of a peer-group of publicly-traded organizations, including base salaries, annual incentives, and long-term incentives; plan design alternatives; pay trends; performance metrics; stock ownership guidelines; and employment agreements; and reporting on the same, including certain recommendations for potential changes to officer and director compensation. The Compensation Committee did consider the independence of Mercer in assessing the information and recommendations provided by Mercer as set forth herein. Mercer provided peer group and industry compensation data to both management and the Compensation Committee for executives and directors. Such data was used by the Compensation Committee as a frame of reference for adjusting compensation as more fully described herein, including establishing goals for base pay, annual cash bonuses, and long-term equity incentives of officers and compensation of directors..
•The Board, based on the recommendation of the Compensation Committee, has also adopted "Stock Ownership Guidelines" (*), an "Anti-Hedging and Anti-Pledging Policy" (*) and a "Clawback Policy" (*).
•The Compensation Committee does not believe that the Company's compensation policies and practices are reasonably likely to have a material adverse effect on the Company.

Nominating and Corporate Governance Committee

•The Company’s Nominating and Corporate Governance Committee currently includes Mr. Wallace (Chair), Ms. Brown, and Mr. Goode, although such committee regularly receives input from other directors.
•The Nominating and Corporate Governance Committee met formally one time during the fiscal year ended December 31, 2021 (and met informally and held other discussions at regularly scheduled Board meetings, and otherwise, including consideration of, and discussions/interviews with, potential candidates for nomination to the Board). The Nominating and Corporate Governance Committee is responsible for identifying and recommending qualified individuals to serve as members of the Company’s Board and met formally in February 2022 in accordance with such responsibilities (while also allowing other Board members to meet with/interview potential candidates).
•The Board has affirmatively determined that all members of the Nominating and Corporate Governance Committee meet the appropriate tests for independence, including those set forth in the NASDAQ Stock Market Rules.
•The Nominating and Corporate Governance Committee operates pursuant to the Gentex Corporation Nominating and Corporate Governance Committee Charter (*), which has been recently updated to include oversight of the Company's environmental, social and corporate governance (ESG) and sustainability efforts. The Board has always had oversight and remains engaged with the Company's ESG and sustainability efforts, but will now receive additional support from the Nominating and Corporate Governance Committee in ESG and sustainability.
•The Nominating and Corporate Governance Committee has adopted certain procedures contained in a document called "Selection Process for Board Candidates" (*) to consider candidates for director nominations. Generally, the Nominating and Corporate Governance Committee identifies candidates from a variety of resources to ensure a diverse pool of candidates, with support of the other Board members and management, as needed. Candidates that meet the established criteria are identified and presented to the entire Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee, with other Board members involved as well, will then conduct interviews and reviews, as appropriate and necessary. The Nominating and Corporate Governance Committee meets to consider and approve the most qualified candidates so it can make its recommendations to the full Board.
•The Nominating and Corporate Governance Committee has established the minimum qualifications for candidates, which are contained in a document called "Position Profile of a Member of the Board of Directors" (*). Those required qualifications include: working and/or experience with an entrepreneurial company; high level of personal and professional integrity; successful and distinguished business management career (using the Company's core principles); understanding of the Company's markets; and ability to work effectively with current Board members. The Position Profile also sets forth other desirable experience and qualifications, including gender, race, ethnic, and country of origin diversity.
•The Nominating and Corporate Governance Committee continually refines its on-boarding process for new directors, which is now led by Ms. Brown.
•The Nominating and Corporate Governance Committee has not, to date, paid any third party a fee to assist in identifying and evaluating nominees, but has the authority to do so.
•The Nominating and Corporate Governance Committee has not, to date, received any potential director candidates for nomination from any shareholder that beneficially owns more than five percent of the Company's common stock.
•The Nominating and Corporate Governance Committee (and the entire Board) is committed to increasing diversity on the Board. As such, the Nominating and Corporate Governance Committee will continue to avail itself of a variety of resources in its efforts to identify qualified and diverse director candidates. Candidates are sought not only in traditional corporate environments, but also other environments such as government, academia, private enterprise, nonprofit organizations, and a variety of professions. In order to promote diversity, the Nominating and Corporate Governance Committee is: willing to consider exceptions to the Board Attendance and Overboarding Policy for appropriate candidates; considering search firms with a track record of identifying qualified, diverse director candidates; as appropriate, seeking to engage with organizations representing the interests of women and minorities; and periodically reviewing its processes and procedures to ensure there are no structural impediments to increasing Board diversity.

•The Nominating and Corporate Governance Committee will consider nominees for the Board from a variety of sources, including current directors, management, retained third-party search firms, and shareholders. The Nominating and Corporate Governance Committee avails itself of a variety of available resources for candidates (and from non-executive positions and/or non-traditional environments). If you want to recommend a director candidate, you may do so in accordance with the Company’s procedures or the Company’s Restated Articles of Incorporation. If a shareholder desires to recommend a candidate for consideration by the Nominating and Corporate Governance Committee for inclusion in the Company’s 2023 Proxy Statement as a Board nominee, that recommendation should be submitted in writing, together with appropriate biographical information, to the Chair of the Nominating and Corporate Governance Committee, c/o Corporate Secretary’s Office, Gentex Corporation, 600 North Centennial Street, Zeeland, Michigan 49464. Any such nominations should be received by the Chair of the Nominating and Corporate Governance Committee by no later than December 31, 2022, to allow adequate time for consideration of the nominee. Other nominations by shareholders for any directorship may be submitted to the Board by written notice as set forth in the Company’s Restated Articles of Incorporation and Bylaws, or pursuant to the rules and regulations promulgated under the Securities Exchange Act of 1934.
•The Nominating and Corporate Governance Committee has corporate governance responsibilities as delegated by the Board.

Codes

•The Board has adopted a "Code of Ethics for Certain Senior Officers" (*) that applies to certain of the Company’s officers, including the chief executive officer, principal financial officer and principal accounting officer. Information concerning any alleged violations is to be reported to the Audit Committee.
•The Company has also adopted a "Code of Business Conduct and Ethics" (*). This Code applies to all directors, officers and employees of the Company.
•No waivers of either of the foregoing codes have occurred to date.

Shareholder Communication with Members of the Board

•You may contact any of our directors by writing them: Board, c/o Corporate Secretary’s Office, Gentex Corporation, 600 North Centennial, Zeeland, Michigan 49464.

Personal Loans to Executive Officers and Directors

•The Company complies with and will operate in a manner consistent with an act of legislation outlawing extensions of credit in the form of personal loans to or for its directors and executive officers.

Director and Executive Officer Stock Transactions

•Under the regulations of the Securities and Exchange Commission (SEC), directors and executive officers are required to file notice with the SEC of any purchase or sale of the Company’s stock. Information on filings made by any of our directors or executive officers can be found on the Company’s web site under "SEC Filings" at http://ir.gentex.com. The Company has in place an Anti-Hedging and Anti-Pledging Policy(*) which prohibits directors and officers from engaging in transactions such as puts, calls, options, other derivative securities, collars, forward sales contracts, and short selling with respect to the Company's stock. See "Compensation Discussion and Analysis" below.

Sustainability

•The Company has a Sustainability section of its website (https://www.gentex.com/about/sustainability) to provide insight into how the Company is looking out for the environment, while at the same time striving to execute a wide variety of social responsibility initiatives. The Company's Sustainability Report, published each year and available on the Company's website, provides significant details regarding the Company's approach to sustainability.
•The Company makes intentional decisions that reflect the desire to be responsible with all resources, including complying with all laws, upholding international human rights conventions, and ensuring the Company’s supply chain operates in a similar fashion.
•The Company meets or exceeds all relevant legal and customer requirements, which are significant in the Company's primary industries. Doing so necessitates continual improvement in minimizing waste and preventing pollution. In fact, the Company periodically establishes objectives and targets to minimize pollution and adverse impacts on the environment associated with its business activities.

•The Gentex Environmental Management System (GEMS). The Company's environmental management system is based on ISO 14001 (international environmental standard). This system governs environmental performance by addressing the impact of the Company's activities, products, and services on the environment. At each Company facility, environmental impact is measured and improved upon annually by eliminating waste and emissions, maximizing efficiency of processes and resources, and increased recycling and reuse. The foregoing has allowed the Company to establish long-term measures for minimizing the negative effects on the environment, while maximizing positive outputs for the communities in which the Company operates. Various metrics are tracked to gauge the environmental performance of the Company’s facilities, including: electricity use; process water use; natural gas use; VOC air emissions; and greenhouse gas emissions (both those directly controlled and those from electricity usage). Each year GEMS annual goals are disclosed and then reported in the Company’s Sustainability Report.
•The Company understands that energy use and manufacturing are large contributors of the Company's overall greenhouse gas emissions. As such, the Company remains committed to improving energy-efficiency. To that end, the Company has announced to the following carbon reduction and neutrality goals:
– By 2026, 15% below 2020 levels
– By 2031, 40% below 2020 levels
– By 2041, 70% below 2020 levels
– By 2049, carbon neutrality
The Company implements efficient alternatives for capital equipment, uses automated building management systems to use less energy, and has put in place extremely efficient lights and HVAC equipment. The Company also participates in the local Energy Smart Program, which promotes the implementation of progressive energy efficiency projects, including achieving the maximum goal possible for lighting and HVAC improvements, compressed air leak audits, and building control systems.
•At its primary facilities, the Company purchases specified levels of renewable energy (including wind and landfill gas).
•Electricity and natural gas usage, greenhouse gas and VOC emissions, and process water use are all tracked and disclosed in the Company’s Sustainability Report.
•The Company also has robust waste and recycling strategies, tracking solid waste to landfill, solid waste recycled, and regulated waste. As a part of its strategies, the Company has committed to the following landfill avoidance goals:
– By 2026, 15% below 2020 levels
– By 2031, 60% below 2020 levels
– By 2041, 90% below 2020 levels
– By 2045, 100% zero landfill waste
•Solid waste to landfill, solid waste recycled, and regulated waste are also tracked and disclosed in the Company’s Sustainability Report.
•Initiatives. Each year the Company undertakes other sustainability initiatives which are also disclosed in the Company’s Sustainability Report.

Human Capital Management/Social Concerns

•The Company fosters a collaborative culture founded on devotion to quality and innovation. An inclusive environment is nurtured so that team members can perform, support each other, and continue to grow and learn, including on-the-job training.
•The Company supports an environment of equal opportunity and conducts all practices related to recruitment, hiring, promotion, discipline, and other terms and conditions of employment in a manner which does not discriminate on the basis of race, color, religion, national origin, ethnicity, age, sex, sexual orientation, gender expression, handicap, marital status, military service, height, or weight.
•This culture is supported by a competitive compensation system that goes beyond base salary and includes for virtually all employees: quarterly profit-sharing bonuses; an extensive equity compensation program; an employee stock purchase plan; 401(k) plan (or other retirement plan for non-US employees) with Company matching; and tuition reimbursement. In keeping with the Company's core principle of ownership mentality, compensation is structured throughout the organization so that employees win when all of stakeholders win.
•Evidence of the Company's commitment to inclusion is its cultivation of a world-class DE&I ethos that allows team members to make a lasting impact in the communities in which the Company operates, all while attracting and retaining diverse talent that can help propel the business forward. While the Company has an environment of equal employment opportunity related to recruitment, hiring, promotion, discipline, and other terms of employment, the commitment to have a skilled and diverse world class workforce goes beyond that.
•The Company's DE&I initiatives are supported by the its VP of Diversity, Equity, & Inclusion and DE&I Council, which helps implement specific diversity programs, supports internal training, and creates opportunities to spread awareness throughout the organization. The Company's DE&I Council is led by Mr. Joe Matthews, VP of Diversity, Equity, & Inclusion. Mr. Matthews has been honored as a Salute to Diversity Winner by Corp! Magazine.

•As a part of DE&I initiatives, the Company maintains a growing list of business resource groups (BRGs) comprised of individuals with similar interests or backgrounds that work internally to support one another, develop leadership skills, and enhance cultural awareness. Among current BRGs are Women at Gentex and Veterans at Gentex.
•DE&I efforts at the Company extend to the supply base as well, where the Company been recognized for ongoing efforts to increase supplier relationships with minority- and women-owned enterprises. In fact, the Company mentors certain such suppliers to help them develop the business systems and technology improvements necessary to support future growth. The Company is a member of or otherwise involved in the Michigan Minority Supplier Development Council, Lakeshore Advantage Supplier Diversity Program Planning, Michigan Diversity Counsel, The Employers Association - HR Conference, Michigan Minority Procurement Conference, the Great Lakes Women's Business Council, and Yanfeng DEI Leadership Panel.
•Hiring rates, voluntary and involuntary turnover rates, internal rates of hiring and promotion, and safety records are considered as measures of the Company's success in human capital management. While hiring and diversity policies are in place as a means to remain on track in terms of appropriate human resources management, the DE&I efforts have furthered the process of creating a welcoming environment so the Company can hire and retain the best people. The Company's Sustainability Report provides more information regarding diversity and corporate responsibility. In an effort to ensure an excellent and increasingly diverse employment base, the Company has added Spanish speaking manufacturing lines, which involves materials for recruiting, orientation, on-boarding, training, and work in the Spanish language.
•Forbes has named the Company as one of the "200 Best Small Companies" numerous times. In 2019, Forbes also acknowledged the Company as a "Best Employer for Diversity." In addition, the Company is the recipient of an EPIC Diversity Visionary Award presented by a local Chamber of Commerce. Moreover, the Company's DE&I efforts related to actively developing and using minority, women, and veteran-owned suppliers have been acknowledged and recognized by multiple OEM customers. In fact, Toyota Motor Engineering & Manufacturing North America, Inc. has specifically recognized the Company's efforts over the last 10 years to increase supplier relationships with minority business enterprises. The Company has also won a supplier diversity award from Honda and was the City of Holland, Michigan's Human Relations Commission 2020 Social Justice Award winner.
•A charitable program run by Company employees have been established as a means to give back to the community. Employees are encouraged to organize on-site fundraisers and to spend time volunteering at worthy charitable organizations. Support is also provided to a number of minority organizations in keeping with the Company's DE&I efforts and to continue to build an even more diverse and skilled workforce.
•The Company's Board of Directors has regular touchpoints with management regarding: employee engagement; workforce planning (including capabilities and skills development); safety; understanding workforce demographics and DE&I strategies; and corporate culture. The Board and management know the right talent is required to implement the Company's strategies. As such, the Board works with management appropriately regarding the approach to, and investment in, human capital that includes recruitment, talent development, retention, and diversity. The Board has access to all levels of employees in the Company in its efforts to properly oversee human capital issues.
•The Nominating and Corporate Governance Committee has taken, and continues to take, concrete steps to improve Board diversity, including use of various resources and environments to identify qualified and diverse director candidates. Such candidates are contacted and interviewed in order to continue to build an even more diverse, qualified, and capable Board. The Nominating and Corporate Governance Committee's actions have shown tangible results. Please refer to the Company's 2022 Annual Report for further details.
•The Company values its people as demonstrated by empowering employees at all levels and making a significant investment in them each day by providing high quality health care (including onsite health care), wellness programs, and state of the art fitness facilities.
•The Company not only values employee wellness, but as importantly, employee safety with the Board receiving a report at each Board meeting of total recordable cases, which remain well below industry averages. Prioritizing safety not only improves morale and efficiency, but lowers costs overall as well.
•The Board has implemented a Complaint Submission and Handling Policy to allow employees to raise concerns as needed.

Risk Oversight

•While the Board actively oversees risk management generally, management of the Company is charged with managing risk through appropriate internal processes and internal controls.
•On behalf of the Board, the Audit Committee oversees Company risk policies and procedures relating to financial statements and financial reporting processes, cyber security risks, credit risks, liquidity risks, and other business risks.
•The Audit Committee engages in typical oversight of internal control over financial reporting.
•The Audit Committee also requires as a periodic agenda item a business risk update covering facilities, IT infrastructure, manufacturing, materials/supply chain, and human resources.

•In addition, the Audit Committee further requires as a periodic agenda item an IT security update covering cyber security, the IT security framework, and IT security initiatives, using benchmarking as appropriate.
•The foregoing allows the Audit Committee and the Board to engage management and the independent auditors with respect to risk assessment, risk management, risk mitigation, and appropriate action plans with respect thereto, if and when necessary.
•The Compensation Committee designs the officer compensation system so as to minimize risks arising therefrom, including avoidance of excessive risk taking as further discussed in "Compensation Discussion and Analysis."
•The Nominating and Corporation Governance Committee has now taken a more active role in oversight of ESG and sustainability risks so as to promote identification and monitoring of such risks as ESG and sustainability became increasingly important.
•The Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee each report to the Board periodically and as appropriate with regard to their respective risk oversight functions.
•The foregoing risk oversight does not necessarily have a material effect on the Company's leadership structure.
•The Board also annually reviews the Company's various insurance coverages.

Report of the Audit Committee

The primary purpose of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities for management’s conduct of the Company’s accounting and financial reporting processes and the Company’s system of internal controls regarding finance, accounting, legal compliance and ethics. The Audit Committee’s function is more fully described in its Audit Committee Charter, which the Board of Directors has adopted and is available on the Company's website. The Audit Committee reviews this Audit Committee Charter on an annual basis. The Board of Directors annually reviews the Nasdaq Global Select Market definition of independence for audit committee members and has determined that each member of the Audit Committee meets that standard.

Management is responsible for the preparation, presentation, and integrity of the Company’s financial statements, and financial reporting principles, internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. The Company’s independent auditors, Ernst & Young LLP, are responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles.

Pursuant to action of the Audit Committee on February 16, 2022, the Audit Committee reports that it has: (i) reviewed and discussed the Company's audited financial statements with management; (ii) discussed with the independent auditors the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the Securities and Exchange Commission; and (iii) received the written disclosures and the letter from the independent accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence, and has discussed with the independent accountant the independent accountant's independence. Based on the review and discussions referred to in Items (i)-(iii) above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's annual report on Form 10-K for the year ended December 31, 2021, for filing with the Securities and Exchange Commission.

The Audit Committee has selected Ernst & Young LLP as the Company’s independent auditors for the year ending December 31, 2022, and has submitted the same to the shareholders for ratification at the Annual Meeting.

This report of the Audit Committee does not constitute "soliciting material" and should not be deemed "filed" or incorporated by reference into any of the other Company filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically requests that the information be treated as soliciting material or specifically incorporates this report by reference therein.

Audit Committee:     Gary Goode, Chair
Richard Schaum
Kathleen Starkoff
Brian Walker

February 16, 2022

Compensation Committee Report

The primary purpose of the Compensation Committee of the Board of Directors of the Company is to assist the Board of Directors in discharging its responsibilities related to compensation of the Company's officers. The Compensation Committee's function is more fully described in its Charter, which the Board of Directors has adopted and is available on the Company's website. The Compensation Committee reviews its Compensation Committee Charter on an annual basis, recommending changes to the Board of Directors when and as appropriate. The Compensation Committee is comprised of three members, each of whom the Board of Directors has determined meets the appropriate independence tests for compensation committee members under the NASDAQ listing standards.

Pursuant to action of the Compensation Committee on February 16, 2022, the Compensation Committee reports that it has reviewed and discussed the Company's Compensation Discussion and Analysis with management. Based on the above-referenced review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company's annual report on Form 10-K for the year ended December 31, 2021, and this Proxy Statement, for filing with the Securities and Exchange Commission.

This report of the Compensation Committee does not constitute "soliciting material" and should not be deemed "filed" or incorporated by reference into any of the other Company filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically requests that the information be treated as soliciting material or specifically incorporates this report by reference therein.

Compensation Committee:    Richard Schaum, Chair
Gary Goode
James Wallace

February 16, 2022

COMPENSATION DISCUSSION AND ANALYSIS

INTRODUCTION

Our Compensation Discussion and Analysis describes the key principles and approaches used to determine the elements of compensation awarded to, earned by, and paid to each of our named executive officers ('NEOs") during 2021. The discussion provides information and context to the compensation disclosures included in the accompanying compensation tables and footnotes therein. It should be read in conjunction with such disclosures. It also addresses any changes to the same for 2021.

The following Company executives are our NEOs for 2021:

Name	Title
Steve Downing	President and CEO
Neil Boehm	Vice President, Engineering and CTO
Kevin Nash	Vice President, Finance, CFO and Treasurer
Matt Chiodo	Chief Sales Officer and Senior Vice President, Sales
Scott Ryan	Vice President, General Counsel and Corporate Secretary

We first provide a brief overview of our officer compensation program and then discuss and analyze topics including:

Relationship Between Pay & Performance             How Compensation Decisions are Made
Elements of the Executive Compensation Program        Compensation Policies & Practices
OVERVIEW

Our Performance

In light of industry and market trends, we were pleased with our 2021 financial performance and we believe we remain well positioned for long term success. For 2021, our revenues outperformed our underlying markets by approximately six percent. Continued execution of our product development and growth strategy, including execution of our capital allocation strategy, has once again provided the opportunity for us to outperform our underlying markets during the most recently completed year.

Compensation Philosophy

Our compensation program is designed to balance short-term performance with long-term growth. Our compensation and benefits must be competitive with compensation arrangements provided to officers at comparably-sized companies with whom we compete for talent. Our officer compensation philosophy is reviewed annually by the Compensation Committee, and has the following key objectives:
•Reward performance - An increasing percentage of officer pay is performance-based, and therefore, at risk. Our pay programs reflect our “pay-for-performance” culture that aligns officer incentives with the interests of our shareholders. This philosophy permeates our organization as even below the officer level all other employees receive profit sharing bonuses and are eligible to purchase stock under the Employee Stock Purchase Plan at a 15% discount, in addition to all full-time employees receiving stock options and/or restricted stock.

•Emphasize long-term incentive compensation - We share a portion of the value created for shareholders with those responsible for the results through our use of equity incentives. In order to promote this, the Company rewards officers for delivering long-term earnings before interest, taxes, depreciation, and amortization ("EBITDA") and return on invested capital ("ROIC") with performance shares that have cliff-vesting over a three-year performance period and restricted stock that also has three year cliff-vesting to minimize management turnover and further align officer incentives with those of our shareholders.

•Drive ownership mentality - We expect officers and directors to personally invest in our success and have adopted Stock Ownership Guidelines that set forth expectations that our executive officers and non-employee directors own or acquire a significant amount of our stock.

•Attract, retain and reward the best talent to achieve superior results - To be consistently better than our competitors, we need to recruit and retain superior talent that is able to drive superior results. We have structured our compensation program to motivate and reward such results.
Compensation Alignment with Business Strategy

Our long-term strategy builds on our strong technology foundation and leverages our operating model to drive performance in our primary industries, while at the same time seeking opportunities in other industries.

Our officer compensation program reflects our short-term and long-term strategy by design and uses certain key, objective performance metrics to evaluate performance. These key, objective performance metrics are important financial measures that help provide sharp focus on critical results in running our business efficiently and effectively.

Achieve Top Line Growth		Alignment with Incentive Plan Metrics
- Strengthen customer centricity to deliver growth		Annual Incentive Plan
–Revenue 33.33%
Drive Profitability		–Operating Income - 33.33%
- Achieve both short-term and long-term profitability goals	ó	–Earnings per Diluted Share - 33.33%

Maximize performance Returns and maintain a Strong balance sheet		Long-Term Incentive Plan
- Generate cash flow to support future growth through capital and technology investments and to provide returns to shareholders		–3 year cumulative EBITDA - 50%
- Deliver appropriate return on invested capital (ROIC)		–3 year cumulative ROIC - 50%

Our Officer Compensation Practices

Our officer compensation program features many best practices that serve shareholder interests.

What We Do…		What We Don't Do...
✓	Base a significant portion of compensation on the achievement of objective, pre-established goals tied to financial, operational, and strategic measures.	✗	No excise tax gross ups
✓	Award incentive compensation based primarily on objective measures, both short-term and long-term.	✗	No excessive perquisites
✓	Provide compensation in equity to help meet Stock Ownership Guidelines.	✗	No hedging or pledging of stock
✓	Maintain a clawback policy to recapture unearned incentive payments.	✗	No excessive change-in-control severance provisions
✓	Retain an independent compensation consultant when appropriate.	✗	No dividends paid if performance shares are not earned
✓	Include double trigger of vesting of equity awards upon an appropriately defined change in control.

Say on Pay

Last year’s advisory vote on executive compensation was supported by 96% of our shareholders who voted on the same at the Company's 2021 Annual Meeting of Shareholders. The Board remains committed to understanding the views of our shareholders by taking into account the results of advisory votes on NEO compensation. Given the 2021 say-on-pay results, the Compensation Committee continues to focus on having a performance based compensation system that aligns overall executive compensation with our business goals and objectives in accordance with shareholder expectations. The Board and the Compensation Committee will again consider the results of the 2022 advisory vote on NEO compensation.
2022 Compensation Structure

For 2022, the Compensation Committee kept in place its Amended and Restated Annual Incentive Performance Based Bonus Plan ("Annual Incentive Plan") and Long-Term Incentive Plan ("Long-Term Incentive Plan"), pursuant to the Gentex Corporation 2019 Omnibus Incentive Plan ("2019 Omnibus Plan") that was approved at the 2019 Annual meeting. Below is a summary of the Annual Incentive Plan and Long-Term Incentive Plan along with rationale for each:

Incentive Plans

Annual Incentive Plan

2021 Metrics*		2022 Metrics*	Reasons
Revenue		Revenue	Aligns short-term officer incentive pay with appropriate objective performance targets.
Operating Income	ð	Operating Income
Earnings per Diluted Share		Earnings per Diluted Share
* As adjusted to avoid impact of certain one-time or unusual events.

Long-Term Incentive Plan

2021-2023 Metrics*		2022-2024 Metrics*	Reasons
3-year cumulative EBITDA		3-year cumulative EBITDA	EBITDA and ROIC have been identified by the Compensation Committee as key measures for management to drive growth and create shareholder value. These metrics provide clear measures of our long-term performance
3-year cumulative ROIC	ð	3 year cumulative ROIC
(using performance shares and restricted stock)		(using performance shares and restricted stock)
*As adjusted to avoid impact of certain one-time or unusual events.

Base Salaries

The Compensation Committee continues to consider market median of an appropriately selected peer group in determining base salaries of our officers.

See below for additional information on 2022 NEO compensation.

RELATIONSHIP BETWEEN PAY & PERFORMANCE

Comparator Compensation Data

One of the factors our Compensation Committee uses in setting officer compensation is an evaluation of how our target compensation and benefit levels compare to those of similarly-situated executives at companies that comprise our officer compensation peer group ("Peer Group"). Our philosophy for officer pay, including NEO pay, is to target the 50th percentile of our Peer Group and to use general industry market data as provided by the Compensation Committee’s independent compensation consultant as appropriate. In addition to market data, other factors such as an individual’s experience, responsibilities, and long-term strategic value are also considered when making recommendations and decisions on compensation.

The Peer Group used for benchmarking officer pay, including for NEO's, is made up of companies that are:

•in similar industries where we compete for talent, customers and capital;

•of similar size (as measured by annual revenue, profitability and market capitalization); and

•of similar complexity.

The Peer Group is reviewed by the Compensation Committee every year and modifications are made to ensure each company in the group meets the above comparison criteria. The companies shown in the table below comprise our Peer Group:

Allison Transmission Holdings	LCI Industries
Altra Industrial Motion Corp.	Littelfuse, Inc.
Cooper-Standard Holdings	Meritor, Inc.
Donaldson Company, Inc.	Methode Electronics, Inc.
Dorman Products, Inc.	Modine Manufacturing Company
Franklin Electric Company, Inc.	Nordson Corporation
Gentherm Incorporated	Standard Motor Products, Inc.
Graco Inc.	The Timken Company
IDEX Corporation	Visteon Corporation
ITT Incorporated

Pay for Performance

As part of adopting the Long-Term Incentive Plan, the Compensation Committee considered the correlation between NEO realizable compensation and Company performance. The Compensation Committee will continue to review the alignment between pay of our NEO's and our performance on a short and long-term basis.

NEO Pay Mix

To align pay levels for our NEOs with the Company's performance, the compensation program places the greatest emphasis on performance-based incentives. A significant majority (In 2021, 79% of our CEO’s target compensation and 72% of the average target compensation of our other NEOs) is performance-based.

CEO Target Pay Mix
ST Incentives
21%
LT Incentives
58%
Base Salary
21%

NEO Target Pay Mix
LT Incentives
51%
ST Incentives
21%
Base Salary
28%

ELEMENTS OF THE EXECUTIVE COMPENSATION PROGRAM

Our executive compensation program has three primary pay components: base salary; annual performance-based cash bonuses (under the Annual Incentive Plan); and long-term equity incentives (the Long-Term Incentive Plan). The Long-Term Incentive Plan was adopted in 2019, which implements the use of performance share awards.

Cost	Element	Key Characteristic	Why We Pay this Element	How we Determine the Amount
Fixed	Base Salary	Fixed compensation payable in cash. Reviewed annually and adjusted when appropriate.	Provide a base level of competitive cash compensation for attracting and retaining officer talent.	Experience, job scope, individual performance, and market data, including market median of our Peer Group.
Variable	Annual cash incentive award	Variable compensation payable in cash based on annual performance-related financial goals.	Motivate high performance and award results, in the near term.	Based on financial performance metrics (revenue, operating income, and earnings per diluted share) and market data, including market median of our Peer Group.
	Performance Share Award ("PSA")	PSAs vest after a three-year performance period based on meeting cumulative performance related to financial objectives.	Align the interests of officers with long-term shareholder value and retain officer talent.	Target awards based on job scope and market data, including market median of our Peer Group.
			Minimize risk taking behaviors for positive long-term results.	Payouts are based on our performance on financial metrics (EBITDA and ROIC), on a cumulative basis over a three-year period.
	Restricted Stock ("RS")	RS vests on the third anniversary of the grant date.	Increase equity-ownership and focus officers on providing shareholders with appropriate returns.	Target award based on job scope and market data, including market median of our Peer Group.
Vesting terms and Stock Ownership Guidelines promote retention and a linkage to the interest of shareholders.

Base Salary

We provide base salaries to compensate our officers, including NEOs, for their primary roles and responsibilities and to provide a stable level of annual compensation. Actual NEO salary levels and adjustments thereto vary based on the NEOs role, level of responsibility, experience, individual performance, future potential and market value, and market data including market median of our Peer Group. In addition, salary increases may be warranted because of a promotion or change in responsibilities.
As previously disclosed, the Compensation Committee, starting in 2018, intended to move base salaries for officers, including named executive officers, toward the market median of the Company's established peer group over a three-year period. Notwithstanding that intention, in 2020 and 2021, at the request of the CEO and the other named executive officers, the Compensation Committee and Board of Directors did not increase named executive officer base salaries. The initial request and decision not to change executive officer base salaries was made based on market conditions (including declining light vehicle production) even prior to the material negative impacts of the COVID-19 pandemic and related shutdowns. In 2021, the request and decision not to change executive officer base salaries related to the overall negative business environment caused by the COVID-19 pandemic and its fallout. Later in 2021 and in early 2022, the Compensation Committee undertook an extensive review of base salaries, including where officers rank compared to the Company's established peer group. It was determined by the Compensation Committee that certain officer base salaries continue to trail the announced goal of base salaries at market median, in some instances base salaries significantly trailed the stated goal. As such, in light of an improving outlook for the Company the ever-increasing competition for talent, the need to attract and retain management to fulfil the Company's strategic goals, desire for base salaries to approach market median, and the high level individual performances of officers, the Compensation Committee recommended to the Board and the Board approved certain changes in base salaries for 2022. Reinstatement of merit raises for salaried and hourly team members across the Company, as well as other relevant factors, were also considered by the Compensation Committee and the Board. The Board, therefore, on February 17, 2022, approved the following base salaries for the CEO and named executive officers for 2022:

Executive Officer	2022 Base Salary	2021 Base Salary
Steve Downing	$800,000	$750,000
Neil Boehm	$475,000	$407,000
Kevin Nash	$475,000	$400,000
Matt Chiodo	$415,000	$380,000
Scott Ryan	$375,000	$350,000

Annual Incentive Plan

The Annual Incentive Plan is a cash-based plan intended to motivate and reward officers based on Company performance metrics (revenue, operating income, and earning per diluted shares) that we believe drive shareholder value.

The Annual Incentive Plan covers all officers, including our NEOs. At the beginning of each year, the Compensation Committee reviews and approves an annual cash bonus target for each NEO, as a percentage of base salary for the year, as set forth in further detail below. The NEOs may earn from 0% to 200% of base salary. The performance-related targets for revenue, operating income, and earnings per diluted share, are set by, and achievement of targets are approved by, the Compensation Committee and/or the Board.

For our NEOs, the 2021 Annual Incentive Plan target payout opportunities and results weightings are shown in the table below:

Executive Officer	Threshold	Target	Maximum
Steve Downing	50.0%	100%	200%
Neil Boehm	37.5%	75%	150%
Kevin Nash	37.5%	75%	150%
Matt Chiodo	37.5%	75%	150%
Scott Ryan	37.5%	75%	150%

No changes were made to the Annual Plan target opportunities for executive officers in 2022, as it is believed the threshold, target, and maximum opportunity levels remain appropriate. The foregoing payout opportunities are multiplied by the weighting factor of a particular performance metric to determine the amounts of cash bonuses payable to officers to the extent the threshold, target, or maximum for a performance metric is met or exceeded. To the extent performance exceeds the established threshold or target, as applicable, for any performance metric, but does not meet or exceed the established target or maximum, as applicable, linear interpolation is used to determine the pro rata portion of the performance bonus. The Compensation Committee also has discretion to increase (or decrease) such performance-based bonuses using its judgment, provided that bonuses are not in any event to exceed 250% of the applicable base salary.

Since its inception in 2019, the Annual Plan uses the same three key performance metrics and weighting: Revenue (weighted 33.33%), Operating Income (weighted 33.33%) and Earnings per Diluted Share (33.33%), adjusted for tariffs as appropriate, since such metrics are not only appropriate measures of performance, but also align with the Company's overall business strategy.

2021 Annual Incentive Plan Performance

In determining whether annual cash bonuses are paid under the Annual Plan, actual performance for the year is measured against specified target levels for each performance metric. Generally, the target for the three performance metrics reflects a level of performance, which at the time set would be anticipated to be challenging but achievable. The threshold level is set to be reflective of performance at which the Compensation Committee believed a portion of the award opportunity should be earned. The maximum level was set well above the target, requiring significant achievements and reflecting performance at which the Compensation Committee believed an additional 100% of the target award was warranted.
The above goals for setting target levels for each performance metric were affected because such target levels were established prior to the COVID-19 pandemic and supply chain related stresses of 2021, including unpredicted electronics components shortages, having a greater negative impact on light vehicle production than IHS and others forecasted. The significant negative impact on the macroeconomic environment and, in particular, on the Company's industries were not known when targets were set in February 2021, which targets took into account forecasted light vehicle production levels. The macroeconomic impact, including the negative impact on global light vehicle production of the COVID-19 pandemic and the fallout therefrom, was entirely outside of the control of the officers of the Company. Had the very significant impact of the supply chain constraints from raw materials and electronics components shortages been known when targets for performance metrics were set under the Annual Plan, that knowledge would have directly impacted such target setting. Revenue, Operating Income, and Earnings per Diluted Share are intended to measure performance and align with overall business strategy in normal times. After performance targets had been set, the impact of the COVID-19 pandemic fallout worsened, especially supply chain issues and electronics components shortages, which negatively impacted light vehicle production more than forecasted. As a result, the Compensation Committee met later in 2021 and in early 2022 to consider not only the macroeconomic environment and industry conditions, (especially decreased global light vehicle production), but also management's response thereto. Given the negative changes that occurred in 2021, including supply chain constraints and electronics component shortages, were outside of the control of officers and directly impacted the Company's ability to meet customer demand (even in a declining light vehicle production environment), the performance metrics meant to incentivize operational performance did not necessarily appropriately reflect this performance as intended by the Compensation Committee and the Board of Directors.

As such, in February 2022 after due consideration, the Compensation Committee recommended to the Board of Directors, who subsequently approved (on February 17, 2022) a revision to pre-established targets under the Annual Plan for calendar year 2021, to ensure officers are properly acknowledged, recognized, rewarded, and incentivized for operational performance and aligning the business with current realities and strategies for the benefit of all stakeholders. With that said, the Compensation Committee still desires performance-based compensation to be as objective as possible. As such, instead of using discretion with respect to adjusting targets for performance metrics under the Annual Plan, the Compensation Committee took into account the IHS Markit light vehicle production forecast estimates at the time the performance targets were set (which did not incorporate the full impact of the COVID-19 pandemic fallout and supply chain issues since those were unknown at that time), versus the actual global light vehicle production for the same time period. This percentage of change was then applied against the original targets for performance metrics as disclosed below for the Annual Plan:

IHS Markit Light Vehicle Production:

Region	Actual 2021	Mid-January 2020 Forecast	Unit Change	% Change
North America	13.03	16.29	(3.26)	(20.0)%
Europe	15.75	18.95	(3.20)	(16.9)%
Japan/Korea	10.83	12.00	(1.17)	(9.8)%
China	24.53	25.09	(0.56)	(2.2)%
Other	12.27	12.35	(0.08)	(0.6)%
Total	76.41	84.68	(8.27)	(9.8)%

Based on the 9.8% reduction from the IHS Markit mid-January 2021 global light vehicle production forecast for calendar year 2021 (which was used to help set targets in February of 2021) to actual global light vehicle production for calendar year 2021, the Compensation Committee and the Board adjusted the performance metrics for the Annual Plan as follows:

Revenue	Threshold	Target	Maximum
Original	$1,586,898	$1,983,622	$2,380,346
COVID-19 related adjustment	$(154,774)	$(193,467)	$(232,160)
As Adjusted	$1,432,124	$1,790,155	$2,148,186
Percentage Change	(9.8)%	(9.8)%	(9.8)%

Operating Income	Threshold	Target	Maximum
Operating Income	$467,727	$584,659	$701,591
COVID-19 related adjustment	$(45,619)	$(57,023)	$(68,428)
As Adjusted	$422,108	$527,636	$633,163
Percentage Change	(9.8)%	(9.8)%	(9.8)%

Diluted Earnings Per share	Threshold	Target	Maximum
Operating Income	$1.66	$2.07	$2.48
COVID-19 related adjustment	$(0.17)	$(0.20)	$(0.24)
As Adjusted	$1.49	$1.87	$2.24
Percentage Change	(10.2)%	(9.7)%	(9.7)%

For 2021, the target performance (along with the thresholds, adjusted for purposes of linear interpolation since all were exceeded in any event and maximums) and actual results for the performance metrics are as follows:

AIP Performance Metrics	Weight	Threshold*	Target*	Maximum*	Actual*
Revenue	33.33%	$1,432,124	$1,790,155	$2,148,186	$1,731,170
Operating Income	33.33%	$422,108	$527,636	$633,163	$425,158
Earnings per Diluted Share	33.33%	$1.49	$1.87	$2.24	$1.56

** amounts in thousands (000) except for per share amounts. Threshold, Target, and Maximum for Operating Income and Earnings per Diluted Share were also adjusted to address the estimated impact of tariffs and the Actual Performance was similarly adjusted with respect to the actual impact of tariffs.

2021 Annual Incentive Plan Payments

Based on actual Revenue, Operating Income, and Earnings per Diluted Share results compared to the adjusted targets and performance of the named executive officers, the payments for 2021 under the Annual Plan are shown in the table below:

Executive Officer	2021 Annual Award Performance Bonus	2021 Discretionary Bonus
Steve Downing	$506,550	$—
Neil Boehm	$206,166	$—
Kevin Nash	$202,620	$—
Matt Chiodo	$192,489	$—
Scott Ryan	$177,293	$—

These Annual Plan results appropriately reflect management's excellent work in addressing the ongoing impacts of the COVID-19 pandemic supply chain shortages, especially electronics components, labor disruptions, and align with comparable year-over-year bonuses paid generally to employees under the Company's profit-sharing plan (which were paid at a level of approximately 94% of the prior year). Were it not for management's leadership in redesigning products to allow more customer demand to be met notwithstanding the parts shortages and labor market constraints, more revenue would have been lost in 2021. Management also saw to the health and safety of team members during a period when it was not easy to do so. For 2022, the Compensation Committee has established targets for Revenue, Operating Income, and Earnings per Diluted Share as the Annual Plan

performance metrics as it has done in the past, but is using ± 25% of target (versus ± 20%) in 2022 for determining thresholds and maximums and is not making any adjustments for tariffs.

Long-Term Incentive Plan

2021. We continue to believe that our long-term performance is driven through an ownership mentality and culture that rewards officers for creating and maximizing shareholder value. That is a philosophy that permeates our organization as evidenced by the fact that in 2021 the Company expanded its equity compensation program to include all hourly employees, which now includes a total in excess of 4,500 employees receive stock option and/or RS awards. The Long-Term Incentive Plan provides officers, including our NEOs, with incentive awards that serve an important role by balancing other applicable short-term goals with long-term shareholder value creation while minimizing risk-taking behaviors that could negatively affect long-term results.

The Board and/or the Compensation Committee approves the amount of the long-term incentive awards, which are based on a percentage of the officers, including NEO’s, base salary. Each officer's, including NEO’s, award opportunity is based on a target dollar value (determined toward the beginning of the performance period) as a percentage of base salary assigned to his or her position based on market comparisons for similar positions, using both Peer Group and general industry market data. The following target opportunities apply for the 2021-2023 performance period under the Long-Term Incentive Plan:

Executive Officer	Long-Term Plan Target Opportunity Percentage of Base Salary for 2021-2023
Steve Downing	285%
Neil Boehm	185%
Kevin Nash	185%
Matt Chiodo	185%
Scott Ryan	185%

2022. For 2022, the Target was moved to 365% for Mr. Downing, 185% for Mr. Nash, and 155% for the other named executive officers. There have been no adjustments to outstanding Long-Term Plan awards, though the Compensation Committee believes adjustments could be justified as a result of the impact of the COVID-19 pandemic and its fallout, including supply chain disruptions, in order to achieve the aims of the Long-Term Plan.

Achievement at threshold performance yields 50% of the target award and achievement of the maximum performance yields another 100% of the target award. To the extent performance exceeds the established threshold or target, as applicable, for an applicable performance objective, but does not meet or exceed the established target or maximum, as applicable, linear interpolation is used to determine the pro rata portion of such award.

Seventy percent (70%) of the total value of the target long-term incentive opportunity is delivered through performance share awards (PSAs) and the other thirty percent (30%) through restricted stock (RS). Both PSAs and RS are forms of performance-based incentive compensation because PSAs involve performance objectives that provide direct alignment with shareholder interests and the value of RS fluctuates based on stock price performance.

In addition to requiring achievement of performance objectives in respect of PSAs, PSAs and RS require the executive officers to remain employed with the Company for three years from the grant date (unless the executive officer attains retirement age, departs for good reason, dies, or becomes disabled or a change in control occurs whereby an award may be paid or partially paid).
Performance Shares

The Long-Term Plan is designed to provide PSAs for officers, including our named executive officers. PSAs are tied to the achievement of two performance objectives, each weighted equally: earnings before interest, taxes, depreciation and amortization (EBITDA) and return on invested capital (ROIC), in each case adjusted as determined by the Compensation Committee. Each performance objective is based on a three-year performance period (2021-2023) with a performance range that can result in PSAs of 0% for failure to achieve threshold, 50% of target for achieving threshold, to 200% of the target opportunity for achieving maximum.

EBITDA drives the ability to commit resources to continued growth, but is also a measure of ability to provide shareholder return. It also drives profitable sales growth and optimizes the Company's cost structure. ROIC ensures management uses the Company's capital in an effective manner that drives shareholder value. Since the value of PSAs is tied to the Company's actual performance in financial objectives, it aligns the officers' interests with those of shareholders. The target opportunities of PSAs awarded in 2021 for the named executive officers are shown in the table below:

Executive Officer	Number of PSAs awarded in 2021 (Target ) for 2021-2023
Steve Downing	42,762
Neil Boehm	15,063
Kevin Nash	14,804
Matt Chiodo	14,064
Scott Ryan	12,954

Restricted Stock Awards

The other 30% of the total value of the long-term incentive opportunity consists of RS awards. RS incentivizes and rewards executives for improving long-term stock value and serves as a retention tool. Under the Long-Term Plan, RS will generally be granted in February to officers, including our named executive officers, and cliff vest on the third anniversary of the grant. The RS awarded in 2021, based on the target opportunities, for the executive officers are shown in the table below:

Executive Officer	Number of RS Awarded in 2021 for 2021-2023
Steve Downing	18,327
Neil Boehm	6,456
Kevin Nash	6,345
Matt Chiodo	6,027
Scott Ryan	5,552

2019-2021 Long-Term Plan Performance (three-year performance period ending December 31, 2021)

December 31, 2021, marked the end of the three-year performance period for PSA and RS Long-Term Plan awards made in February 2019.

Performance Share Awards

The performance metrics, targets and performance payout ranges for these awards were set and approved by the Compensation Committee and the Board in February 2019. Consistent with the Long-Term Plan, incentive could be earned by the officers based on performance associated with two equally weighted metrics, EBITDA and ROIC, in each case adjusted as determined by the Compensation Committee, both measured cumulatively over the three-year performance period. The target levels of achievement for the EBITDA and the ROIC were established to align with financial goals set at the beginning of the three-year performance period for the years 2019 through 2021 and were not adjusted notwithstanding the unforeseen negative impacts of the COVID-19 pandemic and its fallout. The table below summarizes the results of the 2019-2021 performance period relative to target and the achievement level of the 2019-2021 PSAs:

Performance Metric	Weight	Threshold*	Target*	Maximum*	Actual Performance*	Performance to Target	Weighted Performance
EBITDA	50%	$1,533,397	$1,916,746	$2,300,095	$1,648,757	65.05%	32.52%
ROIC	50%	36.80%	46.00%	55.20%	42.51%	81.05%	40.53%
*amounts in thousands (000) percentages. Threshold, Target, and Maximum for EBITDA were adjusted to address the estimated impact of tariffs and the Actual Performance was similarly adjusted with respect to the actual impact of tariffs.

The PSAs awarded in February 2019, based on target opportunity, along with the actual payout of PSAs to the executive officers, for the 2019-2021 performance period are reflected in the table below and include dividend equivalents assuming reinvestment of dividends.

Executive Officer	Number of PSAs Awarded in 2019 (Target) for 2019-2021	2019-2021 PSAs Payout
Steve Downing	49,575	37,691
Neil Boehm	13,451	10,227
Kevin Nash	13,220	10,052
Matt Chiodo	12,559	9,549
Scott Ryan	11,568	8,796

Restricted Stock

The RS awarded in February 2019, based on target opportunities, along with the actual payment of RS to executive officers, awarded for the 2019-2021 period are reflected in the table below:

Executive Officer	Number of RS Awarded in 2019 (Target) for 2019-2021	2019-2021 RS Payout/Vesting
Steve Downing	21,246	21,246
Neil Boehm	5,765	5,765
Kevin Nash	5,666	5,666
Matt Chiodo	5,382	5,382
Scott Ryan	4,958	4,958

Since each executive officer awarded restricted stock in 2019 remained employed by the Company for three years from the grant date, each restricted stock awarded vested with such executive officers.

Equity awards granted to our NEOs are shown in the "Grant of Plan-Based Awards" table and in the "Summary Compensation Table" below.

Retirement and Deferred Compensation

Each of the NEOs is eligible to participate in the following retirement and deferred compensation benefit plans:

•Retirement Savings Plan
•Deferred Compensation Plan

The Gentex Corporation Retirement Savings Plan is a tax-qualified, "safe harbor" 401(k) plan for our U.S.-based employees of the Company, including NEOs. Participants may elect to contribute a portion of their earnings to the plan each year. For 2021, we matched 100% on an employee's contributions up to 3% of compensation and 50% on an employee's contributions on the next 2% of compensation. The matching amounts for the NEOs is listed in the "Summary Compensation Table" in the Proxy Report.

The Gentex Corporation Non-Qualified Deferred Compensation Plan (the "Deferred Compensation Plan") provides a vehicle for key employees and officers to defer compensation on a tax-favored basis. The Deferred Compensation Plan is intended to enhance retirement savings among a select group of management and highly compensated employees who contribute significantly to the success of the Company. Only select management and highly compensated employees, including NEOs, are eligible to participate allowing them to elect, on a pre-tax basis, to defer receipt of certain compensation by making an election in accordance with the terms of the Deferred Compensation Plan. Participants are immediately vested in their own deferrals and related earnings. The Company may, but is not required, to match participant deferrals. Participants are generally vested in any such matching contributions 50% after two years but before three years of service and 100% after three years of service. A participant's vested credit balance will generally be paid on the earliest to occur of: a separation from service; a fixed date or event; a change of control; or a plan termination. A participant can elect whether to receive his or her vested credit balance in a lump sum on the relevant payment date or in installments thereafter. The Deferred Compensation Plan maintains a "rabbi trust" to assist the Company in meeting its obligations under the Deferred

Compensation Plan. The assets in such trust remain subject to the creditors of the Company and are not property of any participant. The Deferred Compensation Plan is intended to comply with Section 409A of the Internal Revenue Code.

In fiscal year 2021, participants were eligible to elect to defer up to 75% of their base pay and up to 75% of any incentive performance bonus, quarterly profit sharing bonus or look back performance bonus into the plan on a tax-deferral basis. For 2021, the Company elected to make discretionary company credit of 10% of contributions into all participants accounts. The deferral amount and the Company matching amounts for the NEOs are listed, respectively, in the "Summary Compensation Table" and the "Non-Qualified Deferred Compensation Table" each below.

HOW COMPENSATION DECISIONS ARE MADE

Role of the Compensation Committee and CEO

The Compensation Committee of the Board assists the Board in fulfilling its obligations related to the compensation of the Company's officers and, in general, with respect to equity compensation for all full-time employees. Our current Compensation Committee consists of a chair and independent directors who are appointed annually by the Board. Under the Compensation Committee Charter, the Compensation Committee must have a minimum of three members who meet the requirements for independence as set forth by the Securities and Exchange Commission ("SEC") and the NASDAQ Stock Market Rules. Members of the Compensation Committee must also qualify as “non-employee directors” within the meaning of Exchange Act Rule 16b-3.

The Compensation Committee members during 2021 were: Richard Schaum (Chair), Gary Goode, and James Wallace.

The Compensation Committee’s responsibilities include, but are not limited to, reviewing our officer compensation philosophy and strategy, participating in the performance evaluation process for our President and CEO, setting base salary and incentive opportunities for our President and CEO and other NEOs, establishing the overarching pay philosophy for our management team, establishing incentive compensation and performance goals and objectives for our NEO's and other officers and determining whether performance objectives have been achieved. Executive sessions are held by the Compensation Committee without the participation of any member of management. Each year, the Compensation Committee reviews the performance and total compensation package of our NEOs. The Compensation Committee reviews and establishes each NEOs total target and actual compensation for the current year, which includes base salary, annual bonus opportunities, and long-term equity incentive awards as more fully described herein. The Compensation Committee also approves equity compensation for all employees.

Our President and CEO is responsible for making recommendations to the Compensation Committee regarding base salary and incentive opportunities for the NEOs, other than with respect to his own compensation, but does not vote with respect thereto.

Compensation decisions may be made by the Compensation Committee using its sole judgment, but may be recommended to the full Board for approval as well. The Compensation Committee focuses primarily on each NEO’s performance against financial and strategic objectives and the Company's overall performance.

Role of the Independent Compensation Consultant

The Compensation Committee Charter states that the Compensation Committee may retain outside compensation consultants, legal advisors, or other advisors in its discretion. The Compensation Committee has chosen to retain an independent compensation consultant, Mercer (of the Marsh & McLennan Companies), to provide it with objective and expert analyses on certain compensation matters. In engaging Mercer, the Compensation Committee considered the relevant independence factors with respect to Mercer's services and determined that Mercer's work did not raise any conflict of interest.

All services provided by Mercer related to executive compensation were done pursuant to an engagement by, and under the direction and authority of, the Compensation Committee. The Compensation Committee requested Mercer's advice on a variety of topics including: assessment of the existing executive compensation program and strategy; market comparisons, including with the Peer Group; plan design alternatives; pay trends; performance metrics; stock ownership guidelines; employment agreements; director compensation; best practices; and reporting with respect to the same. Mercer also provided compensation related data to the Company's human resource team as an aid in recruiting, talent management and broader compensation trends in 2021. Total fees for all of the foregoing services were $93,000 in 2021.

We also used Marsh USA Inc. ("Marsh"), another of the Marsh & McLennan Companies, to provide insurance services in 2021. We paid Marsh $595,000 in 2021. The decision of the Compensation Committee to engage Mercer was done with the knowledge that Marsh was engaged to provide insurance services. The total fees paid to Mercer and Marsh for 2021 was approximately $688,000, which is approximately .0032% of the revenues of Marsh & McLennan Companies for 2021. Mercer provided Peer Group and general industry compensation data to the Compensation Committee and such data was used as a frame of reference for establishing appropriate compensation goals for base salaries, annual bonuses and long-term equity incentives for officers, including NEOs for 2021 and 2022.

COMPENSATION POLICIES & PRACTICES

Stock Ownership Guidelines

Our Stock Ownership Guidelines are intended to encourage executives to own a significant number of shares of our common stock. The Stock Ownership Guidelines are calculated based on a multiple of the NEO’s annual base salary (five times for the President and CEO and three times for the other NEOs). Further, the stock ownership guidelines also apply to non-employee directors using a multiple of their annual retainer (five times).

Such Stock Ownership Guidelines provide for the NEOs and non-employee directors to achieve the targeted equity ownership levels on a schedule within five years. In determining if our NEOs and non-employee directors have satisfied the ownership requirements, we generally include RS and PSAs that has been granted and any shares owned outright by the NEO or non-employee directors.

Clawback Provisions

To mitigate risk of paying either annual or long-term incentives including equity incentives based on faulty financial results, we have a Clawback Policy regarding adjustment of compensation in the event of a restatement of our financial results. It provides that the Compensation Committee will review all bonuses and other compensation paid or awarded to our executive officers based on the achievement of corporate performance goals during the period covered by a restatement. If the amount of such compensation paid or payable to any current or former executive officer based on the originally reported financial results differs from the amount that would have been paid or payable based on the restated financial results, the Company will seek recovery from the executive officer of any compensation exceeding that to which he or she would have been entitled based on the restated results.

Hedging and Pledging of Stock

Under the terms of our Anti-Hedging and Anti-Pledging Policy, no officer or director is permitted to engage in securities transactions that would allow them either to insulate themselves from or profit from, a decline in the Company's stock price. Similarly, no officer or director may enter into hedging transactions in the Company's stock. Such transactions include, but are not limited to, short sales as well as any hedging transactions in derivative securities (e.g. puts, calls, options, collars, etc.) or other speculative transactions relating to the Company's stock. Pledging of our stock is prohibited as well. This policy is intended to ensure our officers and directors have full risks and rewards of ownership of our stock.

Equity-Based Grant Practices

Under our equity-based grant practices, we make annual equity-based grants to certain officers, including NEOs, in the first quarter of the calendar year at a meeting of the Board. The exercise price, in the case of any stock options, or the value in the case of PSAs or RS, is now the average closing price of our common stock on the NASDAQ for the twenty (20) trading days preceding the day of the grant (but prior to that, the date of grant was used) for NEOs, officers, and non-employee directors. The Compensation Committee approves all equity-based grants, though the Board also approves all NEO compensation.

Mitigation of Potential Risk in Pay Programs

The Compensation Committee has reviewed our compensation policies and practices and determined that there are no risks arising from our compensation policies and practices for our employees that are reasonably likely to have a material adverse effect on the Company. To avoid excessive risk-taking behaviors, we have put in place several mechanisms, including, but not limited to:

•Stock Ownership Guidelines;

•Caps on annual incentive payouts;

•Financial performance-based annual incentive program;

•Long-term incentive awards (which are delivered in the form of equity) based on remaining with the Company and/or financial performance objectives;

•Mix of multiple types of awards;

•Use of multiple performance objectives to determine annual and long-term incentive payouts; and

•Clawback Policy and Anti-Hedging and Anti-Pledging Policy.

Impact of Accounting and Tax Treatments

Internal Revenue Code Section 162(m)

Subject to certain exceptions, Section 162(m) of the Internal Revenue Code limits our ability to deduct compensation in excess of $1 million per year paid to certain covered employees. The exemption from Section 162(m)’s deduction limit for performance-based compensation has been repealed, effective for taxable years beginning after December 31, 2017, such that compensation paid to our covered executive officers in excess of $1 million will not be deductible unless it qualifies for transition relief applicable to certain arrangements entered prior to November 2, 2017 and which are not materially amended thereafter. We do not believe the foregoing has had a material impact on the Company's compensation-related decision making or our results of operations.

Accounting for Stock-Based Compensation

We account for stock-based payments under our equity-based plans in accordance with the requirements of FASB ASC Topic 718. Further information about this accounting treatment can be found in Notes 1 and 5 of the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2021.

DIRECTOR COMPENSATION

Our Compensation Committee has responsibility for periodically assessing our director compensation program.

For 2021, each director who was not an employee at the Company received, as applicable:

    Annual retainer - $80,000
    Chair of the Board retainer - $75,000
    Audit Committee Chair retainer - $12,500
    Compensation Committee Chair retainer - $10,000
    Nominating and Corporate Governance Committee Chair retainer - $10,000
    Audit Committee Member retainer (non-chair) - $7,500
    Compensation Committee Member retainer (non-chair) - $5,000
    Nominating and Corporate Governance Committee Member (non-chair) - $5,000

All of the foregoing amounts are payable quarterly. In 2021, directors elected at each Annual Meeting receive a grant of RS equal to $100,000 divided by the average closing price per share of the Company's common stock on the twenty (20) days preceding the date of the grant rounded to the nearest whole share of such RS. Each such RS grant will vest on the first anniversary of the grant. In 2022, the grant of RS awarded annually to each director who is not an employee of the Company will increase from $100,000 to $130,000, and the Chair of the Board annual retainer will increase from $75,000 to $100,000.

PAY RATIO

Pursuant to the SEC’s guidance under Item 402(u) of Regulation S-K, we are required to disclose the annual total compensation for both our Chief Executive Officer and median employee and the ratio of those two amounts. In 2021, the CEO's annual total compensation was $3,642,695 as reflected in the "Summary Compensation Table." Our median employee's annual compensation for 2021 was $56,636. As a result, we estimate that the CEO's annual total compensation was approximately 64 times that of our median employee in 2021.

To identify our median paid employee for 2021, we analyzed our employee population as of 12/31/2021. Our employee population was approximately 4,900. We identified our median paid employee based on gross annualized earnings for 2021, which included gross wages, bonus payments, stock compensation expense and taxable benefits. Compensation earned in currencies other than U.S. Dollars was translated into U.S. Dollars.

We determined the median paid employee's annual total compensation using the methodology for calculating total compensation for the Summary Compensation Table and compared that to the annual total compensation of our CEO, as disclosed in the Summary Compensation Table.

CONCLUSION

We have reached the conclusion that each individual element of compensation, as well as the total compensation, delivered to our NEOs and to our directors during 2021 are reasonable, appropriate, and in the best interests of the Company and our shareholders. We believe the elements of compensation for 2022 will be the same. That determination is based on a continuation of our compensation philosophy and practices which we believe align both the short-term and long-term interests of our officers with those of our shareholders. It remains the case that each element of our compensation program is important to accomplishing the Company's goals of creating an entrepreneurial environment so that our employees are motivated to remain with us, individually perform to the best of their abilities, and focus on our long-term success.

EXECUTIVE COMPENSATION

Summary Compensation

The following table sets forth the compensation earned by the principal executive officer, principal financial officer, and other executive officers for services rendered to the Company for the fiscal year ended December 31, 2021.

Summary Compensation Table for 2021
Name and Principal Position	Year	Salary ($)	Bonus ($)	(1) Stock Awards ($)	(2) Option Awards ($)	(3) Non-Equity Incentive Plan Compensation	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)	(4) All Other Compensation ($)	Total ($)
Steve Downing, President and CEO	2021	750,000	—	2,113,335	—	506,550	—	272,810	3,642,695
	2020	764,423	—	1,843,293	—	748,370	—	181,360	3,537,446
	2019	733,846	—	1,444,748	—	735,272	—	145,836	3,059,702
Neil Boehm, Vice President - Engineering and CTO	2021	407,000	—	736,320	—	206,166	—	144,287	1,493,773
	2020	414,827	—	625,205	—	304,587	—	86,102	1,430,721
	2019	395,046	—	392,006	—	299,256	—	68,838	1,155,146
Kevin Nash, Vice President - Finance, CFO and Treasurer	2021	406,000	—	709,831	—	202,620	—	122,828	1,441,279
	2020	413,692	—	573,457	—	299,348	—	107,329	1,393,826
	2019	396,308	—	385,274	—	294,109	—	76,251	1,151,942
Matt Chiodo, Vice President - Sales	2021	380,000	—	661,250	—	192,489	—	155,996	1,389,735
	2020	387,308	—	505,889	—	284,381	—	105,495	1,283,073
	2019	372,893	—	365,996	—	279,403	—	63,193	1,081,485
Scott Ryan, Vice President, General Counsel and Corporate Secretary	2021	354,000	—	603,037	—	177,293	—	102,424	1,236,754
	2020	360,731	—	448,049	—	261,930	—	80,761	1,151,471
	2019	348,346	—	337,130	—	257,345	—	63,608	1,006,429

(1)	The amounts shown in this column for 2021 include the aggregate grant date fair market value of RS granted in 2021 and the aggregate grant date fair market value of PSAs awarded for the 2021-2023 performance cycle at target. The value of the PSA at grant date if maximum performance is achieved would be as follows: Mr. Downing - $2,985,000; Mr. Boehm - $1,051,000, Mr. Nash - $1,033,000; Mr. Chiodo - $982,000; and Mr. Ryan - $904,000. The amounts in this column for 2020 and 2019 are solely the outstanding RS award with the value shown in the aggregate grant date fair value. The values in this column are computed in accordance with FASB ASC Topic 718 (as opposed to what is included in the Company's financial statements). See the Company's Annual Report (Footnote 5) for the years ended December 31, 2021, 2020 and 2019 for the assumptions made in the valuation of the RS grants and PSA grants. The actual number of RS shares granted and PSA shares granted is shown in the "Grants of Plan-Based Awards" table included in this Proxy Statement. Dividends for RS grants are and will be paid on the shares, if, and to the same extent, paid on the Company's common stock. Dividend equivalents are earned and accumulated over the performance period for PSAs, if, and at a similar rate and to the same extent, paid on the Company's common stock. NEOs are eligible to receive RS awards and PSA awards at the discretion of the Compensation Committee in accordance with the 2019 Omnibus Plan as discussed in the "Compensation Discussion and Analysis" section of this Proxy Statement.
(2)	There were no stock option awards to the named executive officers in 2021, 2020, or 2019.
(3)	Amounts set forth relate to performance-based bonuses earned under the Annual Incentive Plan based on the achievement of performance metrics set forth therein and are discussed further in the "Compensation Discussion and Analysis" section of this Proxy Statement.
(4)	Other compensation includes the sum of RS dividends, PSA deemed dividends, matching contributions by the Company pursuant to its 401(k) Plan, matching contributions by the Company pursuant to its Deferred Compensation Plan, and the use of Company automobiles or reimbursement for the use of personal automobiles pursuant to the Company's policy for use of such vehicles, detailed in the table set forth below. Other compensation also includes membership fees at local country clubs and aggregate incremental costs associated with the personal use of Company aircraft, which is subject to income inclusion as a taxable fringe benefit.

Name	Restricted Stock Dividends ($)	Performance Share Deemed Dividends ($)	401(k) Employer Match ($)	NQDC Employer Match ($)	Personal Use of Automobiles ($)	Personal use of Aircraft ($)	Other Perquisites ($)	Total Other Compensation($)
Steve Downing	$63,127	67,567	11,600	24,905	25,956	71,655	8,000	272,810
Neil Boehm	$14,235	22,109	11,600	8,717	20,364	59,262	8,000	144,287
Kevin Nash	$13,972	21,308	11,600	8,145	21,756	38,047	8,000	122,828
Matt Chiodo	$14,495	19,843	11,600	9,821	28,600	64,017	7,620	155,996
Scott Ryan	$11,548	18,093	11,600	1,686	24,648	27,145	7,704	102,424

Grant of Plan-Based Awards

The following table discloses the actual number of RS awards, PSAs, and stock options granted and the grant date of those awards. It also captures potential future payouts under the Company's non-equity and equity incentive plans.

Grants of Plan-Based Awards for 2021
Name	(1) Grant Date	(2) Estimated Future Payouts Under Non-Equity Incentive Plans			(3) Estimated Future Payouts Under Equity Incentive Plan Awards			(4) All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	(5) Grant Date Fair Value of Stock and Option Awards ($)
		Thres-hold ($)	Target ($)	Maximum ($)	Thres-hold (#)	Target (#)	Maxi-mum (#)
Steve Downing	02/18/21	$375,000	$750,000	$1,500,000	21,381	42,762	85,524	18,327	—	—	$2,113,335
Neil Boehm	02/18/21	$152,625	$305,250	$610,500	7,532	15,063	30,126	6,456	—	—	$736,320
Kevin Nash	02/18/21	$150,000	$300,000	$600,000	7,402	14,804	29,608	6,345	—	—	$709,831
Matt Chiodo	02/18/21	$142,500	$285,000	$570,000	7,032	14,064	28,128	6,027	—	—	$661,250
Scott Ryan	02/18/21	$131,250	$262,500	$525,000	6,477	12,954	25,908	5,552	—	—	$603,037

(1)	The Grant Date is the date when the Compensation Committee's recommendation was approved by the entire Board.
(2)	For 2021 under the Annual Incentive Plan, the Compensation Committee has established ratios of 50% of base salary for the President and CEO and 37.5% of base salary for the other NEOs upon achievement of the threshold, 100% of base salary for the President and CEO and 75% of base salary for the other NEOs upon achievement of the target, and another 100% of base salary for the President and CEO and another 75% of base salary for the other NEOs upon achievement of the maximum, representing potential payments to NEOs. At its February 2021 meeting, the Compensation Committee also established thresholds, targets, and maximums for the Revenue, Operating Income, and Earnings per Diluted Share performance metrics. As such, the columns reflect potential payments for each NEO under the Annual Incentive Plan.
(3)	These columns reflect the potential issuance of shares of common stock for each NEO under the PSA component of the Long-Term Incentive Plan for 2021. PSAs accounted for seventy percent (70%) of the Long-Term Incentive Plan awards in 2021 as discussed in the Long-Term Incentive Plan section of "Compensation Discussion and Analysis". Such PSAs cliff vest at the end of a three year period based on the Company's performance against established metrics as discussed in "Compensation Discussion and Analysis".
(4)	These RS awards represent the number of shares of restricted common stock awarded under the Long-Term Incentive Plan. RS accounted for thirty percent (30%) of the Long-Term Incentive Plan awards in 2021 as discussed in the Long-Term Incentive Plan section of "Compensation Discussion and Analysis." Such RS cliff vests three (3) years from the grant date.
(5)	This column represents the fair value (at grant date) of RS awards and PSAs granted to each of the NEOs in 2021 at target. See the Company's Annual Report on Form 10-K, Note 5, for the year ended December 31, 2021 for the assumptions made in the valuation of RS awards and PSAs. See also footnote (1) the "Summary Compensation Table" for the value of PSAs at grant date if maximum performance is achieved.

Outstanding Equity Awards at Fiscal Year End

The following table shows outstanding stock option awards classified as exercisable and unexercisable as of December 31, 2021, for the NEOs. It also shows RS awards and PSAs not yet vested as of December 31, 2021.

Outstanding Equity Awards at Fiscal Year-End at December 31, 2021
	Option Awards					Stock Awards
Name	(1) Number of Securities Underlying Unexercised Options (#) Exercisable	(1) Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	(2) Option Exercise Price ($)	Option Expiration Date	(3) Number of Shares or Units of Stock That Have Not Vested (#)	(4) Market Value of Shares or Units of Stock That Have Not Vested ($)	(5) Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	(6) Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Steve Downing	—	—	—		15-Feb-2022	31,000	1,080,350	—	—
	—	—	—		16-Feb-2022	7,560	263,466	—	—
	—	—	—		20-Feb-2022	21,246	740,423	—	—
	—	—	—		20-Feb-2022	—	—	49,575	1,727,689
	—	—	—		15-Feb-2023	37,000	1,289,450	—	—
	—	—	—		20-Feb-2023	17,792	620,051	—	—
	—	—	—		20-Feb-2023	—	—	41,516	1,446,833
	17,730	—	—	14.70	22-Feb-2023	—	—	—	—
	—	—	—		18-Feb-2024	—	—	42,762	1,490,256
	—	—	—		20-Feb-2024	18,327	638,696	—	—
	75,750	25,250	—	22.94	15-Feb-2028	—	—	—	—
	93,480	25,250	—			132,925	4,632,436	133,853	4,664,778
	—	—	—		15-Feb-2022	8,000	278,800	—	—
Neil Boehm	—	—	—		20-Feb-2022	5,765	200,910	—	—
	—	—	—		20-Feb-2022	—	—	13,451	468,767
	—	—	—		31-Mar-2022	4,500	156,825	—	—
	—	—	—		20-Feb-2023	6,035	210,320	—	—
	—	—	—		20-Feb-2023	—	—	14,081	490,723
	1,242	—	—	15.69	31-Mar-2023	—	—	—	—
	—	—	—		18-Feb-2024	—	—	15,063	524,946
	—	—	—		20-Feb-2024	6,456	224,992	—	—
	7,500	7,500	—	22.94	15-Feb-2028	—	—	—	—
	8,742	7,500	—			30,756	1,071,847	42,595	1,484,436
Kevin Nash	—	—	—		15-Feb-2022	8,000	278,800	—	—
	—	—	—		16-Feb-2022	3,630	126,506	—	—
	—	—	—		20-Feb-2022	5,666	197,460	—	—
	—	—	—		20-Feb-2022	—	—	13,220	460,717
	—	—	—		20-Feb-2023	5,535	192,895	—	—
	—	—	—		20-Feb-2023	—	—	12,916	450,123
	6,776	—	—	14.70	22-Feb-2023	—	—	—	—
	—	—	—		18-Feb-2024	—	—	14,804	515,919
	—	—	—		20-Feb-2024	6,345	221,123	—	—
	20,250	6,750	—	22.94	15-Feb-2028	—	—	—	—
	27,026	6,750	—			29,176	1,016,784	40,940	1,426,759

Outstanding Equity Awards at Fiscal Year-End at December 31, 2021
Matt Chiodo	—	—	—		15-Feb-2022	8,000	278,800	—	—
	—	—	—		20-Feb-2022	5,382	187,563	—	—
	—	—	—		20-Feb-2022	—	—	12,559	437,681
	—	—	—		31-Mar-2022	5,700	198,645	—	—
	—	—	—		20-Feb-2023	4,883	170,173	—	—
	—	—	—		20-Feb-2023	—	—	11,394	397,081
	—	—	—		18-Feb-2024	—	—	14,064	490,130
	—	—	—		20-Feb-2024	6,027	210,041	—	—
	22,500	7,500	—	22.94	15-Feb-2028	—	—	—	—
	22,500	7,500	—			29,992	1,045,222	38,017	1,324,892
Scott Ryan	—	—	—		15-Feb-2022	8,000	278,800	—	—
	—	—	—		16-Feb-2022	1,820	63,427	—	—
	—	—	—		20-Feb-2022	4,958	172,786	—	—
	—	—	—		20-Feb-2022	—	—	11,568	403,145
	—	—	—		20-Feb-2023	4,325	150,726	—	—
	—	—	—		20-Feb-2023	—	—	10,091	351,671
	4,580	—	—	14.70	22-Feb-2023	—	—	—	—
	—	—	—		18-Feb-2024	—	—	12,954	451,447
	—	—	—		20-Feb-2024	5,552	193,487	—	—
	18,750	6,250	—	22.94	15-Feb-2028	—	—	—	—
	23,330	6,250	—			24,655	859,226	34,613	1,206,263

(1)	These options become exercisable, as long as employment with the Company continues, for 20 percent on each anniversary of the grant date commencing with the first anniversary of the grant date for all grants prior to 2018. For option grants during 2018, options become exercisable, as long as employment with the Company continues, for 25% on each anniversary of the grant date, with an expiration date ten years from grant date.
(2)	The exercise price is the closing price of the stock on the date the Compensation Committee met to approve the option grants, or when the Compensation Committee's recommendation was approved by the entire Board. The exercise price may be paid in cash, in shares of the Company's common stock, and/or by the surrender of the exercisable options valued at the difference between the exercise price and the market value of the underlying shares.
(3)	As long as employment with the Company continues, restrictions on RS granted under the Long-Term Incentive Plan and Second Restricted Stock Plan lapse upon the expiration of three, four, or five years from the date of grant (shown in the Option Expiration Date column for convenience). Dividends on RS are, and will be, paid on these shares if, and to the same extent, paid on the Company's common stock. See "Grant of Plan Based Awards Table for 2021" for additional detail on RS awarded in 2021.
(4)	The amounts in this column represent the market value as of December 31, 2021, of RS awarded under the Long-Term Incentive Plan and Second Restricted Stock Plan.
(5)	PSAs granted in February 2019, 2020, and 2021, cliff vest after a three year performance period as long as the NEO remains employed by the Company. Dividend equivalents on PSAs are and will be deferred on these awards over the performance period, if, and at an equivalent value as, dividends are paid on the Company's common stock. The PSAs shown in this column reflect target performance under the Long-Term Incentive Plan as discussed in the Long-Term Incentive Plan section of "Compensation Discussion and Analysis," with maximum performance, if achieved, essentially doubling the same. See "Grant of Plan Based Awards Table for 2021" for additional detail on PSAs awarded in 2021.
(6)	For PSAs granted in 2019, 2020 and 2021, the amounts in this column reflect the market value as of December 31, 2021, of 100% (i.e., target performance) of PSAs awarded under the Long-Term Incentive Plan in 2019, 2020 and 2021, with maximum performance if achieved, essentially doubling the same.

Option Exercises and Stock Vested

The following table contains information regarding the exercise of stock options and vesting of restricted stock during the fiscal year ended December 31, 2021, by the following NEOs:

Option Exercises and Stock Vested for 2021
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Steve Downing	—	—	12,684	452,376
Neil Boehm	—	—	2,053	73,682
Kevin Nash	—	—	6,072	216,554
Matt Chiodo	5,000	86,866	6,851	245,882
Scott Ryan	4,580	83,631	3,162	112,771

Non-Qualified Deferred Compensation

The following table contains information regarding Deferred Compensation Plan contributions, earnings and withdrawals for the plan year ended December 31, 2021, by the following NEOs:

Non-Qualified Deferred Compensation
Executive Officer	Executive Contributions Y/E 2021 (1)	Company Contributions in 2021 (2)	Aggregate Earnings in 2021 (3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Y/E 2021
Steve Downing	$262,174	$24,905	$104,722	$—	$829,837
Neil Boehm	$86,388	$8,717	$27,312	$—	$250,741
Kevin Nash	$81,670	$8,145	$35,220	$—	$243,881
Matthew Chiodo	$97,695	$9,821	$32,306	$—	$301,774
Scott Ryan	$20,897	$1,686	$13,397	$—	$123,488

(1)	Amounts in this column represent the deferrals of base salary earned in fiscal 2021 which are included in Summary Compensation Table under Salary, plus deferral of amounts earned in fiscal 2020 and paid in fiscal 2021 under the Annual Incentive Plan which was included in the fiscal 2020 Summary Compensation Table under Non-Equity Incentive Plan Compensation.
(2)	Amounts in this column represent the Company's contribution and are included in the "All Other Compensation" column of the Summary Compensation Table.
(3)	The amounts shown includes interest earned from cash deferrals. The earnings during 2021 were not above market or preferential; therefore, these amounts were not included in the 2021 Summary Compensation Table.

For further information, see the Deferred Compensation section of "Compensation Discussion and Analysis".

The Company does not have any contracts with its NEOs linked to a change in control of the Company other than with respect to vesting certain RS, stock option awards, or PSAs.

DIRECTOR COMPENSATION

The following table discloses the cash, stock option awards, and other compensation earned, paid, or awarded to each of the Company's directors during the fiscal year 2021.

Director Compensation for 2021
Name	(1) Fees Earned or Paid in Cash ($)	(2) Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	(3) All Other Compensation ($)	Total ($)
Leslie Brown	85,000	97,782	—	—	—	1,657	184,439
Gary Goode	110,000	97,782	—	—	—	1,657	209,439
James Hollars	80,000	97,782	—	—	—	1,657	179,439
John Mulder	40,000	97,782	—	—	—	1,657	139,439
Richard Schaum	102,500	97,782	—	—	—	1,657	201,939
Kathleen Starkoff	87,500	97,782	—			1,657	186,939
James Wallace	175,000	97,782	—	—	—	1,657	274,439
Brian Walker	82,751	97,782	—	—	—	1,657	182,190
Dr. Ling Zang	49,011	97,782	—	—	—	1,657	148,450

(1)	Any Director who is also an employee of the Company receives no compensation for services as a director. Directors who are not employees of the Company received a director's cash retainer in the amount of $80,000 per year ($20,000 per quarter). The Chair of the Board received an additional cash retainer of $75,000 and directors who chaired the Audit Committee, Compensation Committee, and the Nominating and Corporate Governance Committee each received an additional cash retainer fee in the amounts of $12,500, $10,000, and $10,000, respectively during 2021. In addition, each director who served as a member of the Audit Committee, Compensation Committee or Nominating and Corporate Governance Committee each received an additional cash retainer in the amount of $7,500, $5,000, and $5,000, respectively in 2021.
(2)	Immediately following each Annual Meeting, non-employee directors receive a grant of RS equal to $100,000 divided by the average closing price per share of the Company's common stock on the twenty (20) trading days preceding the date of grant of such RS and such RS will vest on the first anniversary of the grant. See the Company’s Annual Report on Form 10-K (Footnote 5) for the year ended December 31, 2021 for the assumptions made in the valuation of RS awards.
(3)	All other compensation includes RS dividends. The Company also makes Company aircraft available to directors for personal use if such use does not conflict with any business purpose for the aircraft. The cost of the flight is calculated using the same method as is used for NEOs.

The following table summarizes securities issued and to be issued under the Company’s equity compensation plans as of December 31, 2021:

Executive Compensation Plan Information
	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation Plans approved by Shareholders	4,674,295	26.87	29,365,344
Equity Compensation Plans not approved by Shareholders	—	—	—
Total	4,674,295	26.87	29,365,344

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee, which includes Messrs. Schaum (Chair), Goode, and Wallace, is currently comprised solely of members of the Company’s Board who are independent under the applicable NASDAQ listing standards. The Compensation Committee is responsible for supervising the Company’s executive compensation arrangements, including the making of decisions with respect to the award of stock-based incentives.

CERTAIN TRANSACTIONS

The Audit Committee of the Company reviews and approves all related party transactions in accordance with its Charter. The Code of Business Conduct and Ethics requires directors, officers, and employees to report these types of matters. In addition, the Company uses questionnaires for its directors and officers annually in part to discover any unreported related-party transactions. The approval of the Audit Committee is required for related-party transactions.

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS – PRINCIPAL ACCOUNTING FEES AND SERVICES

The Audit Committee and Board have selected, and submit to shareholders for ratification, Ernst & Young LLP to serve as the Company’s independent auditors for the fiscal year ending December 31, 2022. The following fees were billed by Ernst & Young LLP, the Company’s independent auditors, for the services provided to the Company during the fiscal years ended December 31:

	2021	2020
Audit Fees	$505,000	$468,000
Audit-Related	40,000	44,000
Tax Fees	—	—
All Other	133,851	48,000
Total	$678,851	$560,000

Audit fees include the annual audit of the Company’s consolidated financial statements, the audit of internal control over financial reporting, and timely quarterly reviews. Audit-Related fees principally consist of consultations concerning accounting matters associated with the annual audit, incremental consent filings, and other out-of-scope work. Tax fees principally consist of fees for tax advice. All Other fees principally consist of diligence services pertaining to potential acquisitions, including tax due diligence (but not tax services related to structuring). All non-audit services, including those indicated above, are pre-approved by the Audit Committee pursuant to the Revised Audit Committee Procedures for Approval of Audit and Non-Audit Services by Independent Auditors, which is attached as Appendix A to this Proxy Statement. The Audit Committee considers the amount of fees for non-audit services in selecting and assessing the independence of the Company's auditors.

The Audit Committee periodically evaluates the Company's independent auditor. The quality of the staff of Ernst & Young LLP, historical and current performance, expertise in the Company's industries, reasonableness of fees, and independence are all factors that went into the Audit Committee's decision to select Ernst & Young LLP as the Company's independent auditors. The audit engagement partner for the Company rotates at least every five years and the Audit Committee is involved in the selection of a new audit engagement partner. Although ratification of the independent auditors by the Company’s shareholders is not legally required, the Audit Committee and Board believe that submission of this matter to the shareholders follows sound business practice and is in the best interest of shareholders in the current environment. If the shareholders do not approve the selection of Ernst & Young LLP, the selection of such firm as our independent auditors will be reconsidered by the Audit Committee. Accordingly, you may vote on the following resolution at the 2021 Annual Meeting of Shareholders:

RESOLVED, that Ernst & Young LLP be and hereby is ratified to serve as the independent auditors of the Company for the fiscal year ended December 31, 2022.

A representative of Ernst & Young LLP is expected to be present at the Annual Meeting to respond to appropriate questions and will have an opportunity to make a statement if they desire.

The Board unanimously recommends a vote FOR the ratification of Ernst & Young LLP to serve as the Company's independent auditors for fiscal year ended December 31, 2022.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

As described in the detail in "Compensation Discussion and Analysis", the Company's compensation system is designed to balance short-term performance with long-term growth. Our compensation system must be competitive with compensation arrangements provided to executives at comparably sized companies with whom we compete for talent. We look to: reward performance (with an increasing percentage of executive pay being performance based); emphasize long-term incentive compensation; drive ownership mentality; and attract, retain and reward the best talent to achieve desired results. Shareholders are encouraged to read "Compensation Discussion and Analysis", the Company compensation tables, and the related narrative disclosure.

In accordance with certain legislation, the Company is providing shareholders with an advisory (nonbinding) vote on compensation programs for named executive officers (sometimes referred to as "say-on-pay"). Accordingly, you may vote on the following resolution at the 2022 Annual Meeting of Shareholders:

RESOLVED, that the compensation of the Company's named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including Compensation Discussion and Analysis, compensation tables, and narrative disclosure is hereby APPROVED.

This vote is non-binding. The Board and the Compensation Committee, which is comprised of independent directors, expect to take into account the outcome of this advisory vote when considering future executive compensation decisions, to the extent they can determine the cause or causes of any significant negative voting results.

The Board unanimously recommends that you vote FOR the approval, on an advisory basis, of the compensation of our named executive officers as disclosed pursuant to Item 402 of Resolution S-K, including Compensation Discussion and Analysis, compensation tables, and narrative disclosure.

PROPOSAL TO APPROVE 2022 GENTEX CORPORATION EMPLOYEE STOCK PURCHASE PLAN

Subject to approval by the Company's shareholders, the Board adopted the 2022 Gentex Corporation Employee Stock Purchase Plan (the "Plan") to replace a comparable plan in its entirety that was scheduled to expire in 2023. The shareholders will be asked to consider and approve the Plan at the Annual Meeting. The following paragraphs summarize the principal features of the Plan, and the full text of the Plan is attached to this Proxy Statement as Appendix B.

Purpose

The purpose of the Gentex Corporation Employee Stock Purchase Plan is to further encourage Employees of the Company and the Company's Subsidiaries participating in the Plan to continue their employment and promote the best interests of the Company, and to align the interests of Employees with the Company's shareholders by permitting Eligible Employees to purchase shares of the Company's common stock. The purchase of common stock under the Plan is intended to qualify as the exercise of an option granted under, and the Plan is intended to qualify as an employee stock purchase plan under Internal Revenue Code Section 423 and the Plan shall be interpreted in a manner that is consistent with that intent.

Eligibility and Administration

All full-time employees of the Company, are eligible for participation in the Plan after completing one (1) year of continuous full-time employment. The Company has approximately 4,800 full-time employees in the United States. In the event that an employee becomes the owner of five percent (5%) or more of the combined voting power or value of the Company's capital stock, the employee would automatically be disqualified from further participation.

Shares Subject to the Plan

A maximum of two million (2,000,000) shares of the Company's common stock, par value $.06 per share (the "Shares"), are authorized for purchase under the Plan, subject to appropriate adjustments as a result of stock dividends, splits, combinations, or similar stock changes. Shares supplied to meet the requirements of the Plan will be out of authorized but unissued shares. the maximum number of Shares represents less than 1% of the outstanding shares of common stock as of December 31, 2021.

New Plan Benefits

Participation in the Plan and its predecessor is voluntary. As such, it is not possible to determine the benefits or amounts that might be received in the future. Below is information with respect to the number of shares purchased during 2021 under the Plan's predecessor:

Name	Number of Shares Purchased
2013 Employee Stock Purchase Plan	143,892

Operation of the Plan

The Plan provides an opportunity for eligible employees to purchase the Shares at a price equal to eighty-five percent (85%) of the fair market value of the Shares at the last payroll date in each of the Company's fiscal quarters, when purchases are made under the Plan. Fair market value is specified as the last reported sale price per share of common stock on the purchase date, as quoted on the NASDAQ. The Company's stock price as of March 1, 2021, was $28.75 per share. Eligible employees who have elected to participate may contribute cash to the Plan through payroll deductions , by lump sum contribution, or both, but contributions in any calendar year for any employee may not exceed Twenty One Thousand Two Hundred Fifty and No/100 Dollars ($21,250) in the aggregate. Purchases in whole number of shares are to be made as of the last payroll date of each fiscal quarter with funds contributed participating employees during that quarter. Participants may terminate their participation at time by written notice to the Company, but will not be eligible to reenter the Plan for the next three (3) fiscal quarters of the Company's fiscal year.

Nontransferability

Share(s) may be registered only in the name of the Participant. Rights under the Plan are not transferable by a Participant other than by will or the laws of descent and distribution, and are exercisable during the Participant’s lifetime only by the Participant. Any attempt to assign, transfer, pledge or otherwise dispose of such rights or amounts shall be without effect.

Amendment of Plan

The Committee or the Board may at any time, and from time to time, amend the Plan in any respect; provided, however, the Plan may not, without approval of the Company's shareholders, be amended in any way that will cause the Plan to fail to meet the requirements of Code Section 423. Any amendments to the Plan required under the Code to be approved by the Company's shareholders shall not become effective unless and until such shareholder approval is obtained in accordance with the requirements of the Code.

Summary of Federal Income Tax Consequences

The following paragraph summarizes the federal income tax consequences with respect to shares acquired under the Plan, based upon management's understanding of the existing federal income tax laws. The Plan is intended to be a qualified employee stock purchase plan as defined in Section 423 of the Internal Revenue Code, as amended. Funds contributed by employees through payroll deduction are part of the compensation, taxed as ordinary income as if actually received by employees. As of the purchase date near the end of each quarter, a participating employee will be considered to have been granted an option to purchase Shares and shall have simultaneously exercised that option with respect to the Shares purchased on that date. If the employee does not dispose of those Shares for a period of two (2) years after the date of grant, then upon such subsequent disposition, or upon death, employee will realize compensation taxable as ordinary income equal to the lesser of: (i) the amount by which the fair market value of the Shares at the time of disposition or death exceeds the purchase price; or (ii) the amount by which the fair market value of the Shares at the time of purchase exceeded the purchase price. Additional gain will be considered gain from the sale of a capital asset. In the event the two-year holding period requirement above is not met, the amount treated as compensation on disposition of the Shares is the difference between the purchase price and the fair market value the Shares at the time of purchase.

The Company generally will not be allowed a deduction with respect to Shares sold to employees under the Plan. If, however, an employee who purchases Shares under the Plan does not satisfy the two (2) year holding period requirement described above, then the Company will be entitled to a deduction for federal income tax purposes equal to the amount recognized compensation by the employee.

The rules governing tax treatment of options and shares acquired under various tax-favored plans, such as the Plan, are quite technical. Therefore, the foregoing description of tax consequences is necessarily general and does not purport to be complete.

A majority of votes cast at the Annual Meeting of Shareholders, in person or by proxy, on the proposal to adopt the 2022 Employee Stock Purchase Plan is required for approval. Accordingly, you may vote on the following resolution at the 2022 Annual Meeting of Shareholders:

RESOLVED, that the 2022 Employee Stock Purchase Plan be and hereby is approved.

The Board of Directors unanimously recommends that you vote FOR approval of the 2022 Employee Stock Purchase Plan.

DELINQUENT SECTION 16 REPORTS
Based upon a review of Forms 3, 4, and 5 furnished to the Company during or with respect to the preceding fiscal year and written representations from certain reporting persons, the Company is not aware of any failure by any reporting person to make timely filings of those Forms as required by Section 16(a) of the Securities Exchange Act of 1934, except that of non-employee director Dr. Ling Zang, who was late with reporting a grant of 2,845 restricted shares on May 20, 2021, which did not get reported until May 27, 2021.
SHAREHOLDER PROPOSALS
Any proposal of a shareholder intended to be presented at the 2023 Annual Meeting must be received by the Company at its headquarters, c/o Corporate Secretary’s Office, 600 North Centennial Street, Zeeland, Michigan 49464, no later than December 8, 2022, if the shareholder wishes the proposal to be included in the Company’s Proxy Statement relating to that meeting. In addition, the Company’s Bylaws contain certain notice and procedural requirements applicable to shareholder proposals, irrespective of whether the proposal is to be included in the Company’s Proxy materials. To be timely, such a shareholder's notice must be delivered, or mailed and received at, the Company's headquarters as set forth in the Company’s Bylaws. A copy of the Company’s Bylaws is filed with the Securities and Exchange Commission and can be obtained from the Public Reference Section of the Commission or the Company. To comply with universal proxy rules (once effective), shareholders who intend to solicit proxies in support of director nominees other than the Company's nominees must provided notice that sets forth the information required by Rule 14a-19 under the Securities Exchange Act of 1934 no later than March 20, 2023.

MISCELLANEOUS

The Company’s Annual Report to Shareholders, including financial statements, is being delivered to shareholders with this Proxy Statement and can be found online at http://ir.gentex.com.

Management is not aware of any matters to be presented for action at the Annual Meeting other than as set forth in this Proxy Statement. If other business should come before the meeting, it is the intention of the persons named as Proxy holders in the accompanying Proxy to vote the shares in accordance with their judgment. Discretionary authority to do so is included in the Proxy.

The cost of the solicitation of Proxies will be borne by the Company. In addition to the use of the mail and e-mail, Proxies may be solicited personally or by telephone or facsimile by a few regular employees of the Company without additional compensation. The Company has not retained any third party to help solicit proxies, but reserves the right to do so. In addition, the Company will reimburse brokers, nominees, custodians, and other fiduciaries for their expenses in connection with sending Proxy materials to registered and beneficial owners and obtaining their Proxies.

Shareholders are urged to promptly vote your shares either on the Internet (preferred method), via telephone, or by dating, signing, and returning the accompanying Proxy in the enclosed envelope.

BY ORDER OF THE BOARD OF DIRECTORS
Scott Ryan
Corporate Secretary

April 9, 2022

APPENDIX A

Revised Audit Committee
Procedures for Approval of Audit and Non-Audit
Services by Independent Auditors

The following procedure is adopted by the Audit Committee relating to the approval of audit and non-audit services provided by the Company’s independent auditors.

1.The Committee has reviewed and approved work to be performed by the independent auditors in the areas of tax, audit and advisory services and subcategories within each category as designated on the attached schedule.

2.Any additional audit and non-audit work performed by the independent auditors that is not included on the attached schedule must be specifically pre-approved as follows:

a.If the proposed independent auditors’ engagement is equal to or less than $50,000, the Chairman of the Audit Committee must pre-approve the work and will communicate his approval to the full Audit Committee at the next regularly scheduled meeting of the Audit Committee.

b.If the proposed independent auditors’ engagement is greater than $50,000, the full Audit Committee must pre-approve the work.

3.The independent auditors may not conduct any work that is prohibited by applicable SEC rules or regulations.

2022 GENTEX CORPORATION
EMPLOYEE STOCK PURCHASE PLAN

SECTION 1
PURPOSE OF PLAN
The purpose of the Gentex Corporation Employee Stock Purchase Plan is to further encourage Employees of the Company and the Company's Subsidiaries participating in the Plan to continue their employment and promote the best interests of the Company, and to align the interests of Employees with the Company's shareholders by permitting Eligible Employees to purchase shares of the Company's Common Stock. The purchase of Common Stock under the Plan is intended to qualify as the exercise of an option granted under, and the Plan is intended to qualify as an employee stock purchase plan under Code Section 423 and the Plan shall be interpreted in a manner that is consistent with that intent.
SECTION 2
DEFINITIONS
The following words have the following meanings unless a different meaning is plainly required by the context:

2.1	"Board" means the Board of Directors of the Company.

2.2
"Code" means the Internal Revenue Code of 1986, as amended. Each reference herein to a section or sections of the Code shall, unless otherwise noted, be deemed to include a reference to the rules and regulations issued under such section(s) of the Code.

2.3	"Committee" means the Compensation Committee of the Board or such other committee as the Board shall designate to administer the Plan.

2.4	"Common Stock" means the Common Stock, par value $0.06 per share, of the Company.

2.5	"Company" means Gentex Corporation, a Michigan corporation, and its successors and assigns.

2.6
"Compensation" means the base wages paid to an Eligible Employee for the payroll period by the Company or Subsidiary while a Participant in this Plan; provided, however, the Committee may adopt a different definition of Compensation in its discretion as long as the definition is consistently applied to Eligible Employees and complies with the requirements of Code Section 423(b)(5).

2.7	"Corporate Transaction" means a merger, consolidation, acquisition of property or stock, separation, reorganization or other corporate event described in Code Section 424.

2.8
"Cut-Off Date" means the date on which the Company determines the amount of funds in each Participant's Share Purchase Account, which funds shall be used to purchase shares of Common Stock on the Share Purchase Date for an Option Period. Unless otherwise determined by the Committee before an Option Period commences, the Cut-Off Date shall be the Share Purchase Date.

2.9
"Election Form" means a notice (in a form approved by the Committee) that an Eligible Employee must complete to participate in the Plan and authorize payroll deductions or contributions to be made on the Eligible Employee's behalf under the Plan.

2.10
"Eligible Employees" means, subject to Section 5 below, all present and future active Employees of the Company or any participating Subsidiary, except Employees: (a) who have been employed by the Company or Subsidiary for less than twelve (12) months (or such shorter period as the Committee may determine in its sole discretion from time to time for an Option Period); (b) whose customary employment by the Company or Subsidiary is for twenty (20) hours or less per week; (c) whose customary employment by the Company or Subsidiary is for five (5) months or less in a calendar year; and (d) who are citizens or residents of a foreign jurisdiction under the following circumstance: (i) the grant under the plan or offering to a citizen or resident of the foreign jurisdiction is prohibited under the laws of such jurisdiction; or (ii) compliance with the laws of the foreign jurisdiction would cause the Plan or offering to violate the requirements of Code Section 423. The status of an individual as an Eligible Employee for an Offering Period shall be determined as of the first day of the enrollment period designated for the Offering Period.

2.11
"Employee" means an employee of the Company or any Subsidiary. For purposes of the Plan, the employment relationship shall be treated as active while the individual is on a leave of absence approved by the Company or a Participating Subsidiary that meets the requirements of Treasury Regulation Section 1.421-1(h)(2). Where the period of leave exceeds three (3) months, or such other period of time specified in Treasury Regulation Section 1.421-1(h)(2), and the individual's right to re-employment is not guaranteed by statute or contract, the employment relationship shall be deemed to have terminated on the first day immediately following such three-month period, or such other period specified in Treasury Regulation Section 1.421-1(h)(2).

2.12	"Investment Account" means a book-entry account that may be established on behalf of a Participant pursuant to Section 8.2 below, in which shares of Common Stock purchased under the Plan may be held.

2.13
"Market Value" means, as of any date, the closing sale price of a share of Common Stock reported on the NASDAQ Global Select Market; provided, however, for any date the applicable market is closed, it shall be the closing sale price as of the last date the market was open.

2.14
"Option Period" means a fiscal year quarter, beginning with the payroll period in effect on the first day of each such fiscal year quarter and ending on the Company's last payroll date in that fiscal year quarter or such other period as the Committee may determine in its sole discretion from time to time for an Option Period (subject to a maximum Option Period of twenty-seven months). .

2.15	"Participant" means an Eligible Employee who has elected to participate in the Plan in accordance with Section 6.1 below.

2.16	"Plan" means the Gentex Corporation Employee Stock Purchase Plan as set forth herein, as it may be amended from time to time.

2.17	"Purchase Price" means the purchase price for a share of Common Stock to be paid by a Participant on a Share Purchase Date, as determined under Section 8.1 below.

2.18
"Share Purchase Account" means the book-entry account established for administrative recordkeeping on behalf of a Participant pursuant to Section 7.1 below, to which his or her payroll deductions or contributions shall be credited. All funds received or held by the Company under this Plan may be commingled with other funds and may be used by the Company for any corporate purpose.

2.19
"Share Purchase Date" means a date on which shares of Common Stock are purchased pursuant to the Plan. Unless otherwise determined by the Committee, the Share Purchase Date shall be the last business day of each Option Period during the term of the Plan.

2.20
"Subsidiary" (or "Subsidiaries") means any corporation or other entity of which 50% or more of the outstanding voting stock or voting ownership interest is directly or indirectly owned or controlled by the Company or by one or more Subsidiaries of the Company, now or in the future. The determination of whether an entity is a Subsidiary shall be made in accordance with Code Section 424(f). A Subsidiary’s Eligible Employees may only participate in this Plan if the Subsidiary has been designated by the Company or Committee (or delegate) as a participating Subsidiary in this Plan.

SECTION 3
ADMINISTRATION
3.1    General. The Committee shall administer the Plan. The Committee may delegate recordkeeping, calculation, payment and other ministerial or administrative functions to a designated broker, outside vendor or designated individuals who may be employees of the Company or any participating Subsidiary. Subject to the express provisions of the Plan, the Committee shall have authority to interpret the Plan, to prescribe, amend and rescind rules, regulations and procedures relating to it, and to make all other determinations necessary or advisable in administering the Plan, all of which determinations shall be final and binding upon all persons unless otherwise determined by the Board. All expenses of administering the Plan shall be borne by the Company.
3.2    Indemnification of Committee Members. To the extent permitted by applicable law and the Company’s Articles of Incorporation and Bylaws, neither any member or former member of the Committee, nor any Employee to whom authority or responsibility is or has been delegated, shall be personally responsible or liable for any act or omission in connection with the performance of powers or duties or the exercise of discretion or judgment in the administration and implementation of the Plan. Each person who is or shall have been a member of the Committee shall be indemnified and held harmless by the Company from and against any cost, liability or expense imposed or incurred in connection with such person's or the Committee's taking or failing to take any action under the Plan or the exercise of discretion or judgment in the administration and implementation of the Plan. Each such person shall be justified in relying on information furnished in connection with the Plan's administration by any appropriate person or persons.
SECTION 4
STOCK SUBJECT TO THE PLAN
4.1    Number of Shares of Common Stock. The maximum number of shares of Common Stock which may be purchased under the Plan is two million (2,000,000) shares of Common Stock, subject to adjustment as provided in Section 4.2. Purchases under this Plan may be made out of the Company's presently or hereafter authorized but unissued shares of Common Stock, or from outstanding shares of Common Stock, or partly out of each, as determined by the Board.
4.2    Adjustments. In the event of a stock dividend, stock split, reverse stock split, recapitalization, merger, reorganization, consolidation, split-up, spin-off, combination or exchange of shares of Common Stock during the term of the Plan, the number of shares which may be purchased under the Plan shall be adjusted proportionately, and such other adjustments shall be made as determined by the Committee or the Board. In the event of any other change affecting the Common Stock, such adjustments shall be made as determined by the Committee or the Board to give proper effect to such change.
SECTION 5
ELIGIBILITY
Participation in the Plan shall be open only to Eligible Employees. No option rights may be granted under the Plan to any person who is not an Eligible Employee. No Eligible Employee shall be granted option rights under the Plan if such Employee, immediately after receiving the grant of such option rights under the Plan, would own (as determined pursuant to Code Sections 423(b)(3) and 424(d))

stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any Subsidiary.
SECTION 6
PARTICIPATION AND WITHDRAWAL
6.1    Election to Participate; Changes to Election.
(a)    Election to Participate. Participation by any Eligible Employee in the Plan shall be voluntary. Any individual who is an Eligible Employee may become a Participant by completing and delivering an Election Form to the Company. Such Eligible Employee shall become a Participant as of the first day of the next Option Period following the delivery of his or her Election Form, provided that an Election Form for regular payroll deductions has been delivered at least seven (7) business days prior to the beginning of that Option Period. Subject to the limits in Section 7.2 below, the Election Form will authorize specified regular payroll deductions from the Participant's Compensation. The Committee (or delegate) may, in its sole discretion, authorize additional forms of contributions (e.g., a one-time lump sum contribution for an Option Period, payroll deductions of specified amounts rather than percentages, etc.) or disallow any form of contribution. Any such allowance or disallowance and the related terms and conditions of it shall be described in the materials for the applicable Option Period. The Company shall maintain records of all payroll deductions or contributions but shall have no obligation to pay interest on such amounts or hold them in a trust or in any segregated account. Unless expressly permitted by the Committee, a Participant may not make any other separate contributions or payments to the Plan.
(b)    Changes to Election. Payroll deductions shall continue for future Option Periods until the Participant's participation terminates, the Election Form is modified or the Plan is terminated; provided, however, that payroll deductions for a Participant shall cease during any Option Period that the Participant (a) is on a leave of absence approved by the Company or a Subsidiary without Compensation, or (b) the Participant’s Compensation is insufficient (after all authorized or legally required payroll deductions) to continue taking payroll deductions. A Participant may increase or decrease the payroll deduction (within the limits specified in Section 7.2 below) or resume payroll deductions by delivering a new Election Form to the Company no later than the date designated by the Company in writing as the deadline to make payroll deduction changes for the next Option Period in Section 6.1(a) above. The Company or the applicable Subsidiary shall deduct the modified amount from the Participant's payroll beginning with the first pay date to occur during the next Option Period. A Participant may not increase or decrease his or her payroll deductions or elected contributions during any Option Period.
6.2    Withdrawal. A Participant may elect at any time before a Share Purchase Date to withdraw from participation in the Plan by written notice delivered to the Company no later than the date designated by the Company in writing as the withdrawal deadline, or by such other time as the Committee may from time to time determine. A Participant who ceases to be an Eligible Employee will automatically cease to be a Participant. Upon withdrawal from the Plan either voluntarily by a Participant or due to the Participant no longer being an Eligible Employee, (a) the Participant shall cease to be a Participant, (b) the Participant’s Election Form shall be revoked insofar as subsequent payroll deductions that occur on or after fifteen (15) business days after the withdrawal notice is delivered to the Company or the date the Participant ceases to be an Eligible Employee, and (c) the amount in the Participant’s Share Purchase Account, as well as any payroll deductions made after such withdrawal notice is provided, shall be returned to the Participant in cash. An Eligible Employee who has voluntarily withdrawn from this Plan shall only be eligible for reinstatement as a Participant after the expiration of three (3) of the Company's full fiscal year quarters after such termination and withdrawal of funds occurred. Partial withdrawals of funds shall not be permitted.

SECTION 7
PAYROLL DEDUCTIONS; DIVIDEND REINVESTMENT
7.1    Share Purchase Account. The Company will maintain a Share Purchase Account for each Participant. Payments made by Participants through payroll deductions or other contributions shall be credited to each Participant's Share Purchase Account.
7.2    Minimum Limit for Option Period. A Participant’s payroll deduction shall not be less than ten dollars ($10) per pay period or such other minimum amount as the Committee may determine in its sole discretion from time to time. Any lump sum contribution shall not be less than five hundred dollars

($500) per Option Period or such other minimum amount as the Committee may determine in its sole discretion from time to time; provided, however, any minimum limits established by the Committee shall comply with the requirements of Code Section 423.
SECTION 8
PURCHASE OF COMMON STOCK; INVESTMENT ACCOUNTS
8.1    Purchase Price. The Purchase Price for each share of Common Stock purchased on a Share Purchase Date shall be such price that the Committee may determine in its sole discretion from time to time that is at least eighty-five percent (85%) of the Market Value of a share of Common Stock on the Share Purchase Date. If such percentage results in a fraction of a cent, the purchase price shall be increased to the next higher full cent.
8.2    Method of Purchase.
(a)    Share Purchase Account. Except as otherwise provided herein, each Participant having sufficient funds in the Participant’s Share Purchase Account on a Cut-Off Date to purchase at least one (1) full share of Common Stock shall be, without any further action, granted an option on the next succeeding Share Purchase Date to purchase the number of full shares of Common Stock which the funds in the Share Purchase Account on such Cut-Off Date could purchase on such Share Purchase Date, and each such Participant shall, without any further action, be deemed to have exercised such option on such Share Purchase Date.  Fractional shares may not be acquired under this Plan. Any amount of cash remaining in the Participant’s Share Purchase Account after the purchase of full shares shall continue to be held in the Participant’s Share Purchase Account for the immediately following Option Period.  If an offering for an Option Period is oversubscribed, the available shares shall be allocated in as uniform a manner as practicable and as the Committee determines to be equitable.
(b)    Investment Account. All shares purchased under the Plan shall be recorded and held in book entry form only and maintained in Investment Accounts for Participants under the terms of the Plan. Any cash dividends paid with respect to the shares in a Participant's Investment Account may, if elected by a Participant, be applied to the Participant's Share Purchase Account for the purchase of shares of Common Stock pursuant to the terms of the Plan, and shares so purchased shall be added to the shares held for a Participant in his or her Investment Account. Any stock dividends paid with respect to the shares in a Participant's Investment Account shall be added to the shares held for a Participant the Investment Account.
8.3    Limitations on Common Stock to be Purchased. A Participant shall not have, and may not exercise, any option that would permit the Participant's rights to purchase shares of Common Stock under this Plan to accrue at a rate that exceeds 85% (or, if applicable, any higher percentage of Market Value used to determine the Purchase Price) of the dollar limit set forth in Code Section 423(b)(8) of Market Value of Common Stock (determined as of the date of grant for an Option Period) in any one calendar year. At the time of adoption of this plan, that means Twenty-One Thousand Two Hundred Fifty Dollars ($21,250)). Notwithstanding the foregoing, in no event may such option rights accrue at a rate which exceeds that permitted by Code Section 423(b)(8).
8.4    Rights as a Shareholder. Except to the extent the Committee in its discretion determines otherwise, Participants will not have any voting, dividend or other rights of a shareholder with respect to the shares of Common Stock purchased under this Plan until certificates representing such shares have been issued.
8.5    Share Restrictions. The Committee may impose restrictions on any shares purchased under the Plan as the Committee deems advisable, including, without limitation, transfer restrictions, holding periods, forfeiture provisions, and restrictions under applicable federal or state securities laws. The Company may place a “stop transfer” order against shares of Common Stock issued under the Plan until full compliance with all requirements of applicable law.
8.6    Title of Accounts. Each Investment Account may be in the name of the Participant. In addition, the Committee may permit or require that Investment Accounts be established in the name of the Participant with a Designated Broker. With the Committee's consent, a Participant may be permitted to transfer the Common Stock held in the Investment Account to a revocable trust for the benefit of the Participant.
8.7     Transfer of Shares. A Participant may not sell or transfer any shares purchased pursuant to the Plan unless the shares are registered under all applicable federal and state securities laws, or exemptions from such registration requirements are available. In addition, the Committee may impose restrictions on any shares purchased pursuant to the Plan as the Committee deems advisable, including, without limitation, holding periods or further transfer restrictions, forfeiture provisions, and restrictions under applicable federal or state securities laws. The Company may place a “stop transfer” order against shares of Common Stock issued under the Plan until full compliance will all requirements of applicable law.
SECTION 9
RIGHTS ON TERMINATION OF EMPLOYMENT
If a Participant terminates employment for any reason, including death, disability or retirement, during an Option Period, no further contributions on behalf of the terminated Participant shall be made and the amount in the Participant’s Share Purchase Account, as well as any payroll deductions made after termination of employment, shall be returned to the Participant or, in the case of death, the Participant’s estate.

SECTION 10
GENERAL PROVISIONS
10.1    Rights Not Transferable. Share(s) may be registered only in the name of the Participant. Rights under the Plan are not transferable by a Participant other than by will or the laws of descent and distribution, and are exercisable during the Participant’s lifetime only by the Participant. Any attempt to assign, transfer, pledge or otherwise dispose of such rights or amounts shall be without effect.
10.2    Amendment of the Plan. The Committee or the Board may at any time, and from time to time, amend the Plan in any respect; provided, however, the Plan may not, without approval of the Company's shareholders, be amended in any way that will cause the Plan to fail to meet the requirements of Code Section 423. Any amendments to the Plan required under the Code to be approved by the Company's shareholders shall not become effective unless and until such shareholder approval is obtained in accordance with the requirements of the Code.
10.3    Termination of the Plan. The Plan and all rights of Eligible Employees or Participants hereunder shall terminate at the earliest of (a) when all shares of Common Stock reserved under the Plan have been purchased or (b) at any time, at the discretion of the Board. Notice of termination shall be given to all Participants, but any failure to give notice shall not impair the termination. Upon termination of the Plan, all amounts in a Participant's Share Purchase Account shall be returned to such Participant and the Participant’s Investment Account will continue to be maintained for the Participant.
10.4    Governing Law; Compliance with Law. The Plan shall be construed in accordance with the laws of the State of Michigan and applicable federal law. The Company's obligation to sell and deliver shares of Common Stock hereunder shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any regulatory or governmental agency as the Company determines to be required. The Company may make such provisions as it may deem appropriate for the withholding of any taxes or payment of any taxes which it determines may be required to withhold or pay in connection with a Participant's participation in the Plan.
10.5    Not an Employment Contract. The Plan shall not be deemed to constitute a contract of employment between the Company or any Subsidiary and any Eligible Employee or Participant or to be consideration for the employment of any Eligible Employee or Participant. The Plan shall not be deemed to give any Participant or Eligible Employee the right to be retained as an Employee or in any other service of the Company or any Subsidiary, or to interfere with the right of the Company or any Subsidiary to discharge any Participant or Eligible Employee at any time regardless of the effect that such discharge shall have upon such person as a Participant in the Plan.
10.6    Effective Dates and Shareholder Approval. This amended and restated Plan shall become effective on July 1, 2022, and supersede all prior versions of the Plan, subject to the approval of the Company's shareholders within 12 months from the date of adoption of the Plan by the Company's Board. If such approval is not obtained, the Plan shall terminate. The first Option Period under the amended and restated Plan shall commence on July 1, 2022.
10.7    Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of the Plan and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.
10.8    Dissolution or Liquidation. Unless otherwise determined by the Committee, in the event of a proposed dissolution or liquidation of the Company, any Option Period then in progress will be shortened by setting a new Share Purchase Date on which the Option Period will end. The new Share Purchase Date will be before the date of the Company's proposed dissolution or liquidation. Before the new Share Purchase Date, the Committee will provide each Participant with written notice, which may be electronic, of the new Share Purchase Date and that the Participant's option will be exercised automatically on such date, unless before such time, the Participant has withdrawn from participation in the Plan in accordance with Section 6.
10.9    Corporate Transaction. In the event of a Corporate Transaction, each outstanding option will be assumed or an equivalent option substituted by the successor corporation or a parent or subsidiary of such successor corporation. If the successor corporation refuses to assume or substitute the option, the Option Period with respect to which the option relates will be shortened by setting a new Share Purchase Date on which the Option Period will end. The new Share Purchase Date will occur before the date of the Corporate Transaction. Prior to the new Share Purchase Date, the Committee will provide each Participant with written notice, which may be electronic, of the new Purchase Date and that the Participant's option will be exercised automatically on such date, unless before such time, the Participant has withdrawn from participation in the Plan in accordance with Section 6.